UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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VOLCANO CORPORATION
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N/A
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VOLCANO CORPORATION
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2014
Dear Stockholder:
You are cordially invited to attend the 2014 annual meeting of stockholders of Volcano Corporation, a Delaware corporation (or “Volcano”, the “Company”, “us” or “we”). The meeting will be held on June 3, 2014, at 8:00 a.m. local time at the offices of the Company, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130, for the following purposes:
1. To elect the three directors named in the accompanying proxy statement to hold office until the 2017 annual meeting of stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement.
4. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The record date for the annual meeting is April 11, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders To Be Held on June 3, 2014.
The proxy statement and our annual report to stockholders
can be accessed electronically at http://www.volcanocorp.com.
By Order of the Board of Directors,

Sincerely,

Darin M. Lippoldt
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
San Diego, California
April 23, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided or vote over the telephone or the internet as instructed in these materials. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card or voted via telephone or internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 3, 2014
INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors is soliciting proxies for our 2014 annual meeting of stockholders to be held on June 3, 2014, at 8:00 a.m. local time at the offices of the Company, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.
The proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, are being distributed or made available to all stockholders of record entitled to vote at the annual meeting on April 11, 2014. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 23, 2014 to beneficial owners who owned our common stock at the close of business on April 11, 2014. Beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.
We have elected to provide to each of our stockholders of record, as well as to those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 11, 2014 are entitled to vote at the annual meeting. On this record date, there were 51,192,634 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 11, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or you may vote by proxy. Whether or not you plan to attend the meeting, the Company urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 11, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 11, 2014.

Why did I receive in the mail a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. Our beneficial owners may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A beneficial owner’s election to receive proxy materials by mail or electronically by email will remain in effect until such beneficial owner terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:

Beneficial Owners - If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this year’s annual meeting for beneficial owners but not for stockholders of record.
What am I voting on?
There are three matters scheduled for a vote:
Proposal 1 - Election of the three directors named in this proxy statement to hold office until the 2017 annual meeting of stockholders.
Proposal 2 - Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
Proposal 3 - Approval, on an advisory (nonbinding) basis, of the compensation of our named executive officers, as disclosed in this proxy statement.
In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.
How do I vote?
Proposal 1 - You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.
Proposals 2 and 3 - You may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting or you may vote by proxy using the proxy card. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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In Person. To vote in person, come to the annual meeting and the Company will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

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By Proxy Card or Voting Instruction Card. If you are a stockholder of record and you received printed proxy materials, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to the Company before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or voting instructions from that organization rather than from us. Simply follow the instructions in the Notice or voting instructions to ensure that your vote is counted. The broker, bank or other agent holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director named in this proxy, “For” the ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and “For” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
Volcano will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials in the mail?
If you receive more than one Notice or paper copy of your proxy materials and proxy card your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker, bank or other agent.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.
When are stockholder proposals due for next year's annual meeting?
Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For such proposals to be included in our proxy materials relating to our 2015 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 24, 2014, to our Secretary at 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130. However, if our 2015 annual meeting of stockholders is not held between

May 4, 2015 and August 2, 2015, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.
Subject to further requirements described in our Bylaws, if you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must notify our Secretary, in writing, no sooner than February 3, 2015 (120 days prior to the anniversary date of the preceding year's annual meeting of stockholders) and no later than the close of business on March 5, 2015 (90 days prior to the anniversary date of the preceding year's annual meeting of stockholders); provided, however, that if the 2015 annual meeting of stockholders is not held between May 4, 2015 and August 2, 2015, to be timely, notice by the stockholder must be delivered not later than the last to occur of the close of business on (1) the 90th day prior to the 2015 annual meeting of stockholders or (2) the tenth day following the day on which public announcement of the date of the 2015 annual meeting of stockholders is first made. You should review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2015 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes with respect to Proposal 1, “For” and “Against” votes with respect to Proposals 2 and 3, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which may govern brokers or nominees holding shares of our stock, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested.
How many votes are needed to approve each proposal?
Proposal 1 - Election of directors. Each director shall be elected by the vote of a majority of the votes cast with respect to the director. A majority of the votes cast means that the number of shares voted “For” a director exceeds the number of votes cast “Withheld” for that director. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.
Proposal 2 - Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the votes cast. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
Proposal 3 - Advisory vote on executive compensation. This advisory proposal will be approved if a majority votes cast are voted in favor of the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 51,192,634 shares outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to stockholders are available at www.volcanocorp.com.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage or adoption.
Our Board of Directors presently has ten members and there are no vacancies. On February 12, 2014, the board approved a reduction to the size of the Board of Directors to nine members and a reduction of the number of directors in Class II to three members, each effective as of the date of the Annual Meeting. There are currently four directors in Class II, the class of directors whose term of office expires at the 2014 annual meeting of stockholders, three of whom are standing for reelection: Siddhartha Kadia, Ph.D., Leslie V. Norwalk and Daniel J. Wolterman. Each of Dr. Kadia, Ms. Norwalk and Mr. Wolterman is currently a member of our Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2017 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. Roy T. Tanaka is not standing for re-election as a director. Pursuant to our Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. All of our then-current directors, R. Scott Huennekens, Kieran T. Gallahue, Lesley H. Howe, Siddhartha Kadia, Ph.D., Alexis V. Lukianov, Ronald A. Matricaria, Leslie V. Norwalk, Roy T. Tanaka and Eric J. Topol, M.D. attended the 2013 annual meeting of stockholders.
Directors are elected by a majority of the votes cast by the holders of outstanding shares of our stock entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee named herein will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the 2014 annual meeting of stockholders and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Compliance Committee to recommend that person to continue to serve on the Board of Directors, as of the date of this proxy statement.
Class II Director Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders
Siddhartha Kadia, Ph.D.
Siddhartha Kadia, age 44, has served as a member of our Board of Directors since March 2013.  Since April 2014, he has served as the President and CEO of privately held Evans Analytical Group (EAG), a global leader that provides innovative analytical services to technology companies in multiple industries during product development.   Prior to EAG, Dr. Kadia served as President of the Life Sciences Division of Life Technologies Corporation, a publicly-traded global biotechnology company, from April 2013 to February 2014. From April 2011 to April 2013, Dr. Kadia served as President of Life Technologies Greater China, a subsidiary of Life Technologies Corporation. Prior to that, Dr. Kadia served in various executive roles at Life Technologies, including as the President (from April 2010 to April 2011), Chief Operating Officer (from June 2009 to March 2010) and Chief Marketing Officer (from July 2008 to June 2009) of Life Technologies Japan Ltd.. From July 2005 to July 2008, he served in numerous roles at Invitrogen Corporation, a publicly-traded biotechnology company that was merged with Applied Biosystems, Inc. in 2008 to form Life Technologies, including most recently as Vice President of Global Marketing and eBusiness. Before joining Invitrogen Corporation in 2005, Dr. Kadia was a management consultant at McKinsey & Company where his work focused on various healthcare related engagements: assisting medical device companies from the US and Europe in developing strategic direction and improving earnings, advising several local and state governments in the U.S. on healthcare spend effectiveness and consulting with several medium and large U.S. healthcare providers in improving profitability. Prior to McKinsey, Dr. Kadia was a post-doctoral fellow at Johns Hopkins University School of Medicine. Dr. Kadia grew up in India and has lived and worked in the U.S., Europe, Japan and China. In concluding that Dr. Kadia should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered Dr. Kadia's general management experience in the life sciences, his education, and his international management experience, especially in Asia and in developing countries, and determined that his experience will allow him to continue to make an effective contribution to the Board of Directors. Dr. Kadia holds a Ph.D. in Biomedical Engineering from Johns Hopkins University, a Master’s of Biomedical Engineering from Rutgers University and a B.E. in Electronics and Telecommunications from Gujarat University in India.

Leslie V. Norwalk
Leslie V. Norwalk, age 48, has served as a member of our Board of Directors since October 2011. Since 2007, she has served as Strategic Counsel to Epstein Becker & Green, P.C., a law firm, and two consulting agencies: EBG Advisors and National Health Advisors. She also is a principal in Norwalk & Associates, a law firm. Ms. Norwalk serves as an advisor to three private equity firms-Warburg Pincus, Ferrer Freeman & Company and Enhanced Equity Fund-and sits on the boards of directors of multiple private entities. Ms. Norwalk served the George W. Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services (CMS), where she managed the day-to-day operations of Medicare, Medicaid, State Child Health Insurance Programs, the survey and certification of health care facilities and other federal health care initiatives. For four years prior to that, she was the agency's Deputy Administrator, responsible for the implementation of the hundreds of changes made under the Medicare Modernization Act, including the Medicare Prescription Drug Benefit. Prior to serving the Bush Administration, she practiced law in the Washington, D.C. office of Epstein Becker & Green, P.C., where she advised clients on a variety of health policy matters. She also served in the first Bush Administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. In concluding that Ms. Norwalk should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered Ms. Norwalk's experiences, particularly in key roles at CMS, and her deep knowledge of healthcare policy and determined that these experiences and knowledge are invaluable assets that will allow her to continue to make an effective contribution to the Board of Directors. Ms. Norwalk earned a J.D. degree from the George Mason University School of Law and a bachelor's degree in economics and international relations from Wellesley College.
Daniel J. Wolterman
Daniel J. Wolterman, age 57, has served as a member of our Board of Directors since September 2013. Mr. Wolterman joined Memorial Hermann Health System in 1999 and was elected to its Board of Directors and named its President and CEO in 2002. Before joining Memorial Hermann, he was Senior Vice President of the Sisters of Charity of the Incarnate Word Health Care System. He has over 30 years' experience in the healthcare industry and a long history of community involvement. Mr. Wolterman has served as chairman of numerous organizations, including: the Greater Houston Partnership, Texas Hospital Association Board of Directors, Voluntary Hospitals of America - Texas Board of Directors, and the 2011 National Senior Olympic Games. Presently, he serves as a member and immediate past chairman of the Board of Directors of the American Heart Association, Houston Region. He also serves on the Joint Commission’s Center for Transforming Healthcare Leadership Advisory Council and he continues to serve on the Greater Houston Partnership, Texas Hospital Association, and Voluntary Hospitals of America Boards of Directors. In addition to his role as President and CEO of Memorial Hermann and serving on numerous city, state and national committees, Mr. Wolterman is also an Adjunct Professor at The University of Texas School of Public Health and serves on the University of Houston - Clear Lake Healthcare Administration Program Advisory Council. He is a Fellow of the American College of Healthcare Executives. In concluding that Mr. Wolterman should be nominated for re-election to serve as a director, the Corporate Governance and Compliance Committee considered Mr. Wolterman’s extensive experience within the healthcare industry, as well as his academic qualifications, and determined that these experiences and qualifications will allow him to continue to make an effective contribution to the Board of Directors. Mr. Wolterman earned a B.S. degree in Business Administration in 1979 and a M.B.A. in Finance in 1980 from the University of Cincinnati and a Masters Degree in Healthcare Administration from Xavier University in 1982.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
Class III Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders
R. Scott Huennekens
R. Scott Huennekens, age 50, has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. Mr. Huennekens is currently a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA), a national trade association. The Corporate Governance and Compliance Committee believes that Mr. Huennekens' management role at the Company over the past eleven years, educational background, proven leadership abilities and operational and industry experience will allow him to continue to make an effective contribution to the Board of Directors. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.
Lesley H. Howe
Lesley H. Howe, age 69, has served as a member of our Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the boards of directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, and NuVasive, Inc., a medical technology company. He previously served on the board of directors of P.F. Chang's China Bistro, Inc. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as Area Managing Partner/Managing Partner of their Los Angeles office from May 1994 to September 1997. The Corporate Governance and Compliance Committee believes that Mr. Howe's eclectic professional background and extensive experience serving as a director on the boards of many prominent companies, will allow him to continue to make an effective contribution to the Board of Directors. Mr. Howe's financial background, in terms of both his academic qualifications and his experience at KPMG Peat Marwick LLP, is especially valuable in his position as the chairman of the Audit Committee and qualifies him as an “audit committee financial expert.” Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant (inactive).
Ronald A. Matricaria
Ronald A. Matricaria, age 71, has served as a member of our Board of Directors since October 2005 and as our lead independent director and Chairman of the Board of Directors since January 2009. He has over 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to December 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. Mr. Matricaria currently serves as Chairman of the Board of Directors of Orthofix International N.V.,a publicly-traded global medical device company, and as member of the board of Phoenix Children's Hospital. He previously served as Chairman of the Board of Directors for Kinetic Concepts, Inc, a medical technology company and as a member of the Board of Directors of Life Technologies Corporation. The Corporate Governance and Compliance Committee believes that Mr. Matricaria's aforementioned leadership and extensive healthcare industry and board experience, as well as his educational background, will allow him to continue to make an effective contribution to the Board of Directors. Mr. Matricaria holds a bachelor's degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary Pharm.D. degree, in recognition of his contributions to the practice of pharmacy. He is also an Adjunct Lecturer at Northwestern University's Farley Center for Entrepreneurship and Innovation.
Class I Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders
Kieran T. Gallahue
Kieran T. Gallahue, age 50, has served as a member of our Board of Directors since July 2007. Since February 2011, Mr. Gallahue has served as Chairman and Chief Executive Officer of CareFusion Corporation, a publicly-traded, leading global medical technology company. From January 2008 to February 2011, Mr. Gallahue served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. From September 2004 to February 2011, Mr. Gallahue also served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed

Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. Mr. Gallahue is also a member of the Advanced Medical Technology Association (AdvaMed) Board of Directors and its Executive Committee. The Corporate Governance and Compliance Committee believes that Mr. Gallahue's academic qualifications as well as his strong foundation, rich operational and industry experience and, in particular, his extensive executive leadership positions with CareFusion, ResMed and Nanogen, position him to make an effective contribution to the Board of Directors. Mr. Gallahue holds a B.S. from Rutgers University and an M.B.A. from Harvard Business School.
Alexis V. Lukianov

Alexis V. Lukianov, age 58, has served as a member of our Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President, Chief Executive Officer and a director and, since February 2004, Mr. Lukianov has served as Chairman of the Board of Directors and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of, and served as Chairman of the Board of Directors and Chief Executive Officer of, BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions, including President, with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov is the founder and current Chairman of the Patriarch Tikhon Russian-American Music Institute, and is on the Board of Trustees of St. Katherine College. He previously served on the boards and the executive committees of BIOCOM, a regional life sciences trade association, and Medical Device Manufacturers Association (MDMA), a national trade association. The Corporate Governance and Compliance Committee believes that Mr. Lukianov's thirty years of experience with medical device companies, including his current role as Chairman of the Board of Directors and Chief Executive Officer of a publicly-traded medical device company, position him to make an effective contribution to the Board of Directors. Mr. Lukianov attended Rutgers University and served in the U.S. Navy.
Eric J. Topol, M.D.
Eric J. Topol, M.D., age 59, has served as a member of our Board of Directors since October 2011. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol formerly served on the Scientific Advisory Board of Cardionet, Inc., and currently serves on the board of directors of DexCom, Inc., a publicly-traded wireless health technology company. The Corporate Governance and Compliance Committee believes that, as a practicing cardiologist and academic and thought leader in cardiology, Dr. Topol is uniquely situated to provide the Board of Directors with guidance on our technology, clinical and market development and that these attributes position him to make an effective contribution to the Board of Directors. Dr. Topol holds a B.A. from the University of Virginia and an M.D. from the University of Rochester.
Class II Director with Term Expiring at 2014 Annual Meeting
Roy T. Tanaka
Roy T. Tanaka, age 66, has served as a member of our Board of Directors since April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in vice president roles with Shiley, a division of Pfizer, Inc. Mr. Tanaka was formerly a director of Tomotherapy, Inc., a publicly traded medical device company and also serves as a director of multiple private entities. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College. Mr. Tanaka is not standing for re-election as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Role of the Board of Directors in Risk Oversight
One of the Board's key functions is informed oversight of the Company's risk management processes. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors committees that address risks inherent in their respective areas of oversight. The Company has incorporated an enterprise risk management program, which the Board of Directors, along with the Corporate Governance and Compliance Committee, reviews as part of its annual strategic and annual planning processes. As part of its oversight function, the Corporate Governance and Compliance Committee reviews with the appropriate officers of the Company the processes by which the Company identifies, assesses, monitors and responds to key enterprise operational and financial risks, as well as appropriate mitigation strategies. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the process by which risk assessment and management is undertaken. The Corporate Governance and Compliance Committee also monitors compliance with legal and regulatory requirements and monitors the effectiveness of our corporate governance guidelines and Code of Business Conduct and Ethics. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.
Independence of the Board of Directors and its Committees
As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company's board of directors must qualify as “independent,” as determined by the board of directors. Our Board of Directors consults with our counsel to ensure that the Board's determination is consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable listing standards of NASDAQ.
After review of all relevant transactions or relationships between each member of our Board of Directors, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Gallahue, Mr. Howe, Dr. Kadia, Mr. Lukianov, Mr. Matricaria, Ms. Norwalk, Mr. Tanaka, Dr. Topol and Mr. Wolterman. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Huennekens, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.
Information Regarding the Board of Directors and its Committees
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Compliance Committee. During 2013, the Board of Directors also had a 162(m) Committee, which was disbanded in February 2013. Each of these committees has a written charter approved by our Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2013:

	Audit	Compensation	Corporate Governance and Compliance	162(m)
Non-Employee Directors
Kieran T. Gallahue			X*	X
Lesley H. Howe	X*			X
Siddhartha Kadia, Ph.D. (1)			X
Alexis V. Lukianov (2)		X*		X
Ronald A. Matricaria		X		X
Leslie V. Norwalk (3)	X		X	X
John Onopchenko (4)	X		X	X*
Roy T. Tanaka	X	X		X
Eric J. Topol, M.D.		X		X
Daniel J. Wolterman (5)	X

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2013	6	4	6	—

*	Committee Chairperson

(1)	Dr. Kadia was appointed to the Board of Directors and the Corporate Governance and Compliance Committee in March 2013.

(2)	Mr. Lukianov was appointed as Chair of the Compensation Committee in February 2013.

(3)	Ms. Norwalk was appointed to the Audit Committee in April 2013.

(4)	Mr. Onopchenko resigned from the Compensation Committee in February 2013 and resigned from the Board of Directors and other committees of the Board of Directors in March 2013.

(5)	Mr. Wolterman was appointed to the Board of Directors and the Audit Committee in September 2013.
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of our Board of Directors monitors and oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•
discuss and review our financial statements with management and our independent registered public accounting firm and review and discuss with management the disclosures made under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” and recommend whether the audited financial statements should be included in the Company's Form 10-K and our annual report to stockholders;

•
review and discuss with management and our independent registered public accounting firm, the financial disclosures and information included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or other matters as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of our financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by the Company;

•	review and discuss with management any off-balance sheet financing arrangements to which the Company is a party;

•
discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to our consolidated financial statements to conform them to U.S. GAAP;

•
review with management and the independent registered public accounting firm, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies;

•	select, appoint, determine funding for and oversee the independent registered public accounting firm for the Company;

•	determine, in advance, whether to engage our independent registered public accounting firm to provide any non-audit services and pre-approve such engagements;

•
review and discuss with the independent registered public accounting firm its independence from the Company and actively engage the auditors in a dialogue with respect to any disclosed relationship or services that may impact their objectivity and independence;

•
receive periodic reports from the independent registered public accounting firm relating to critical accounting policies and practices, alternative treatments under GAAP, communications between the independent registered public accounting firm and management and reports of the effectiveness of the Company's internal controls and other reports;

•	prior to the audit, review the independent registered public accounting firm's audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm's team;

•
meet with the independent registered public accounting firm following the annual audit to review any problems or difficulties encountered in connection with the audit, the adequacy of internal accounting controls, the financial and accounting personnel and to discuss any significant changes to the Company's auditing or accounting principles and other matters;

•	oversee the Company's internal audit function;

•
review with the independent registered public accounting firm, as appropriate, communications between the audit team and the firm's national office with respect to accounting or auditing issues presented by the engagement;

•
establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•
perform any other activities consistent with the Audit Committee's charter, our Certificate of Incorporation (as such may be amended or amended and restated from time to time), our Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Four directors currently comprise the Audit Committee: Mr. Howe, Ms. Norwalk, Mr. Tanaka and Mr. Wolterman. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee met six times during the 2013 fiscal year and did not act by unanimous written consent during 2013. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. Our Board of Directors has determined that all members of our Audit Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Our Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG Peat Marwick LLP.

Audit Committee Report(1)
For fiscal year 2013, the Audit Committee of the Board of Directors reviewed the quality and integrity of our consolidated financial statements, our process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm and other significant financial matters.
The Audit Committee has reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm for the 2013 fiscal year, our audited consolidated financial statements for the fiscal year ended December 31, 2013. The Audit Committee has discussed with KPMG LLP, during the 2013 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company. Based on the foregoing, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and be filed with the SEC.
Respectfully submitted,
The Audit Committee of the Board of Directors
Lesley H. Howe, Chair
Leslie V. Norwalk
Roy T. Tanaka
Daniel J. Wolterman

(1)
The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.

Compensation Committee
The Compensation Committee of our Board of Directors evaluates and approves the compensation plans, policies and programs of the Company that pertain to all employees, officers and members of the Board of Directors. The Compensation Committee also reviews and approves decisions with respect to our executive compensation. Among other things, the Compensation Committee:

•	reviews, and recommends for approval by the Board of Directors, decisions with respect to the compensation of members of the Board of Directors;

•
with respect to the Company's officers who are subject to Section 16 of the Exchange Act, reviews and approves the compensation levels (including equity grants) and performance goals relevant to the compensation of these officers and evaluates the officers' performance in light of those goals and objectives;

•	reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all other employees of the Company;

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for employees and officers of the Company;

•
reviews, and recommends for approval by the Board of Directors, equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock for directors of the Company;

•	produces an annual report on executive compensation for inclusion in our proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations; and

•	performs such other responsibilities as may be delegated by the Board of Directors.
Three directors currently comprise the Compensation Committee: Mr. Lukianov, Mr. Tanaka and Dr. Topol. Mr. Lukianov serves as chair of the Compensation Committee. Mr. Onopchenko served as chair of the Compensation Committee until February 2013 when he resigned from the Compensation Committee. The Compensation Committee met four times during the 2013 fiscal year and acted by unanimous written consent four times during 2013. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.
For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation-Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Alexis V. Lukianov, Chair
Roy T. Tanaka
Eric J. Topol, M.D.

(1)
The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates this report by reference in any such filing.

162(m) Committee
Until February 2013, we also had a 162(m) Committee which was responsible for, among other things:

•
evaluating and approving the compensation of our Chief Executive Officer, Section 16 officers and directors, to the extent the compensation of any such individual is, or is reasonably likely to become, subject to the provisions of Section 162(m) of the Code, Rule 16b-3 under the Exchange Act, the independence standards established by other applicable laws and the rules of NASDAQ and the SEC;

•
making decisions with respect to corporate goals and objectives relevant to our Chief Executive Officer's compensation, periodically evaluating our Chief Executive Officer's performance and approving his compensation level based on such evaluations;

•
reviewing and approving a compensation strategy to be applied by our Chief Executive Officer in determining base salary and incentives for all officers and employees of the Company other than the executive officers, to the extent necessary or desirable;

•	reviewing and approving equity compensation grants for employees and/or directors, to the extent necessary or desirable; and

•	performing such other responsibilities as may be delegated by the Board of Directors.
All of the non-employee directors served on the 162(m) Committee until February 2013. All members of the 162(m) Committee were independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The 162(m) Committee did not meet during the 2013 fiscal year and did not act by written consent during 2013.
The 162(m) committee was disbanded in February 2013, when we revised the charter of the Compensation Committee of the Board of Directors to give the Compensation Committee authority to approve compensation of our Chief Executive Officer, other executive officers and directors.

Corporate Governance and Compliance Committee
The Corporate Governance and Compliance Committee of our Board of Directors is responsible for, among other things:

•
identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizing such criteria in the committee's recommendation of new director candidates;

•	conducting meetings with potential candidates being considered to serve as members of the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	recommending for selection by the Board of Directors, director nominees;

•	overseeing the corporate governance of the Company; and

•	overseeing the Company's compliance efforts with respect to legal and regulatory requirements and relevant Company policies and procedures.
Three directors currently comprise the Corporate Governance and Compliance Committee: Mr. Gallahue, Dr. Kadia and Ms. Norwalk. Mr. Gallahue serves as chairperson of the Corporate Governance and Compliance Committee. All members of the Corporate Governance and Compliance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance and Compliance Committee met six times during the 2013 fiscal year and did not act by unanimous written consent during 2013. The Corporate Governance and Compliance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com.
The Corporate Governance and Compliance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance and Compliance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance and Compliance Committee's selection of new director candidates. The Corporate Governance and Compliance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance and Compliance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers our policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure our compliance with all legal and regulatory requirements applicable to the corporate governance of the Company. The Corporate Governance and Compliance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. In 2013, the Company retained RHR International LLP to assist with the identification and evaluation of director candidates. The Corporate Governance and Compliance Committee meets to discuss and consider such candidates' qualifications. The Corporate Governance and Compliance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance and Compliance Committee selects, or recommends for the Board's selection, director nominees for the Board of Directors.
In particular, with respect to diversity, the Corporate Governance and Compliance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of our activities. The Corporate Governance and Compliance Committee believes that the Board of Directors should have a rich diversity of experience and thinking, bringing together individuals with senior management experience, a broad understanding of international operations, expertise in the medical device industry and an impeccable reputation for honesty and integrity. The Corporate Governance and Compliance Committee seeks directors who have experience in the global life sciences manufacturing and medical devices industries in general, but also looks for individuals who have experience with the operational issues that we face in our dealings with domestic and international product development, collaborations with third parties and manufacturing and sales. To aid in the evaluation of our operations and financial model, the Corporate Governance and Compliance Committee seeks directors with strong financial backgrounds and experience in dealing with issues facing public companies. We also face unique challenges as we implement our strategy to grow our business, develop new products, product enhancements and features and sell our products directly and through third party distributors. To this end, the Corporate Governance and Compliance Committee seeks directors with demonstrated success in creating and implementing strategies to significantly grow a company. The Corporate Governance and Compliance Committee annually reviews our changing requirements and the Board's composition in light of these changing requirements.
The Corporate Governance and Compliance Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance and Compliance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Compliance Committee

to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, care of the Corporate Secretary, at the following address: Volcano Corporation, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year's annual meeting of stockholders. However, in the event that the date of the 2015 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2014 annual meeting of stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2015 annual meeting (but no earlier than the 120th day prior) or (b) the tenth day following the day on which we first make a public announcement of the date of the 2015 annual meeting. Subject to the requirements set forth in our bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee and complete contact information with regard to the stockholder. To date, the Corporate Governance and Compliance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
Board of Directors Leadership Structure
In November 2008 and February 2009, the other independent members of the Board of Directors appointed Mr. Matricaria as the Lead Independent Director and Chairman of the Board of Directors, each effective as of January 1, 2009. As the Lead Independent Director, Mr. Matricaria presides over executive sessions of the Board of Directors and works with our Chief Executive Officer and the other members of the Board of Directors to establish the agenda for executive sessions of the independent directors. Accordingly, the Board Chairman has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Board Chairman can enhance the effectiveness of the Board of Directors as a whole.
Meetings of the Board of Directors
Our Board of Directors met five times and acted by unanimous written consent four times during 2013. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2013, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Matricaria presided over the executive sessions.
Stockholder Communications with the Board of Directors
Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning the Company may do so by sending written communications addressed to the Board of Directors or an individual director, care of: Volcano Corporation at 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130, Attention: Secretary. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.
Code of Business Conduct and Ethics
We have adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of our officers, directors, employees and consultants, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of our website at http://www.volcanocorp.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, or as otherwise required by applicable law, rules or regulations.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014, and the Board of Directors has directed management to submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the 2014 annual meeting of stockholders. Representatives of KPMG LLP are expected to be present at the 2014 annual meeting of stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Independent Auditor Fee Information
The following table sets forth the aggregate fees charged to the Company for fiscal years 2013 and 2012 by KPMG LLP, our independent registered public accounting firm for such years, for audit services rendered in connection with our audited consolidated financial statements and reports, and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services to us and our subsidiaries:

	2013	2012
Audit fees	$993,000	$1,269,400
Audit-related fees	—	—
Tax fees	734,095	405,200
All other fees	1,650	1,650
Total	$1,728,745	$1,676,250
Audit Fees. Fiscal 2013 and 2012 audit fees consist of fees billed by KPMG LLP for professional services rendered for the integrated audit of our consolidated financial statements, review of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations.
Tax Fees. Fiscal 2013 and 2012 tax fees consist of fees for professional services rendered by KPMG LLP for tax compliance, international tax planning and tax advice.
All other Fees. Fiscal 2013 and 2012 other fees are related to subscription of KPMG Accounting Research Tool.
All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.
Pre-Approval Policies and Procedures
Our Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging an independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of the independent registered public accounting firm to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, the Company does not engage an independent registered public accounting firm to render audit or permissible non-audit services unless the engagement to provide such services has been approved by our Audit Committee, or the Audit Committee chairperson, in advance. Our Audit Committee has determined that the rendering of certain services other than audit services by our independent registered public accounting firm is compatible with maintaining such firm's independence in accordance with PCAOB 3524.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company's stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to the SEC's compensation disclosure rules, which disclosure includes the CD&A, the related compensation tables and the narrative disclosure to those tables. At our 2011 annual meeting of stockholders, our stockholders indicated their preference that the Company solicits a non-binding advisory vote on the compensation of our NEOs every year. The Board of Directors has adopted a policy that is consistent with that preference and, accordingly, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
The Board of Directors, which is responsible for designing and administering the Company's executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the reasons and processes concerning how our Board of Directors determined the structure and amounts of the 2013 compensation of our NEOs.
The Board of Directors is asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the 2014 annual meeting of stockholders:
“RESOLVED, that Volcano's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables.”
The results of this advisory vote are not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote and will consider the outcome of the vote when making future compensation decisions for NEOs.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS
The names and business experience of our executive officers who are not also a member of our Board of Directors are set forth below, as of March 31, 2014:

Name	Age	Position
John T. Dahldorf	57	Chief Financial Officer
Darin M. Lippoldt	48	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
John Onopchenko	55	Executive Vice President, Strategy, Business Development and Integrations
Michele Perrino	43	President, EMEAI
Jorge J. Quinoy	59	President, U.S. & APLAC Commercial Sales
David M. Sheehan	51	Executive Vice President, Operations and General Manager of Japan
John T. Dahldorf
John T. Dahldorf has served as our Chief Financial Officer since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.
Darin M. Lippoldt
Darin M. Lippoldt has served as our Executive Vice President and General Counsel since January 2013. Prior to that time, he served as our Senior Vice President and General Counsel since August 2010. Mr. Lippoldt has also served as Secretary since July 2011 and Chief Compliance Officer since October 2011. From November 2003 until he joined the Company, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, a pharmaceutical company. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt holds a B.B.A. in Finance, an M.A. in International Relations and a J.D. from St. Mary's University.
John Onopchenko
John Onopchenko has served as the Executive Vice President, Strategy, Business Development and Integrations since May 2013. Mr. Onopchenko served on the Volcano Board of Directors from 2002 until 2013. He was a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation. From 1996 to 1999, he served as Vice President and a member of the board of directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the board of directors of Oraya Therapeutics, a privately-held company. Mr. Onopchenko holds a Masters degree in Business from the University of Chicago, Graduate School of Business.
Michele Perrino
Michele Perrino has served as President of Europe, Middle East, Africa, and India (EMEAI) Operations since October 2012. Prior to that time Mr. Perrino served as Vice President and General Manager for our EMEAI Operations, Vice President Sales & Marketing EMEAI from 2010 to 2012 and Sales Director EMEAI from 2008. Before joining Volcano, he held various management positions in Ethicon Endo-Surgery and Cordis, franchises of Johnson & Johnson Inc. Since May 2012 Mr. Perrino has served as Chairman of the Cardiovascular Group of The European Medical Technology Industry Association (Eucomed). He holds a Master's degree in Economics and a Postgraduate degree in Finance from the University of Bari (Italy).
Jorge J. Quinoy
Jorge J. Quinoy has served as our President, US and APLAC Commercial Sales since October 1, 2012. Prior to that time, Mr. Quinoy served as Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as our Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.
David M. Sheehan
David M. Sheehan has served as our Executive Vice President, Global Operations and General Manager Japan since February

2012. Prior to that, Mr. Sheehan was our President of the IVUS & FM Business Units since March 2010. From June 2008 to March 2010, Mr. Sheehan served as our Executive Vice President. Prior to joining the Company, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company, and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, the President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 28, 2014 except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our executive officers and directors as a group.
This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 28, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each person listed in the table below is care of Volcano Corporation, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.
Each stockholder's percentage ownership is based on 52,096,888 shares of our common stock outstanding as of February 28, 2014, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:
BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	3,144,820	6.0%
Engaged Capital, LLC(2) 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660	2,798,403	5.4%
FMR LLC (3) 82 Devonshire Street Boston, Massachusetts 02109	5,165,121	9.9%
The Goldman Sachs Group, Inc. (4) 200 West Street New York, NY 10282	3,533,681	6.8%
Janus Capital Management LLC (5) 151 Detroit Street Denver, CO 80206	2,152,713	4.1%
Manning & Napier Advisors, LLC (6) 290 Woodcliff Drive Fairport, NY 14450	4,663,477	9.0%
The Vanguard Group (7) 100 Vanguard Blvd. Malvern, PA 19355	3,239,750	6.2%
T. Rowe Price (8) 100 E. Pratt Street Baltmore, ME 21202	5,086,180	9.8%
Entities affiliated with Waddell & Reed Financial, Inc.(9) 6300 Lamar Avenue Overland Park, KS 66202	5,673,000	10.9%
TimesSquare Capital Management, LLC (10) 7 Times Square, 42nd Floor New York, NY 10036	2,790,950	5.4%
Directors and Executive Officers:
Kieran T. Gallahue (11)	78,843	*
Lesley H. Howe (12)	263,656	*
Siddhartha Kadia (13)	17,637	*
Alexis V. Lukianov (14)	73,149	*
Ronald A. Matricaria (15)	162,498	*
Leslie V. Norwalk (16)	30,774	*
Roy T. Tanaka (17)	67,650	*
Eric J. Topol, M.D. (18)	32,967	*
Dan Wolterman (19)	6,433	*
R. Scott Huennekens (20)	411,900	*
John T. Dahldorf (21)	145,924	*
Jorge J. Quinoy (22)	187,790	*
David M. Sheehan (23)	275,200	*
John Onopchenko (24)	60,578	*
All directors and executive officers as a group (16 persons) (25)	1,893,099	3.6%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based solely upon a Schedule 13G/A filed with the SEC on January 31, 2014 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, BlackRock has sole voting power over 2,977,775 shares of our common stock and sole dispositive power over 3,144,820 shares of our common stock. The Schedule 13G/A notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The Schedule 13G/A provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(2)
Based solely upon a Schedule 13D filed November 4, 2013, by Engaged Capital, LLC, on behalf of itself, Engaged Capital Master Feeder I, LP, Engaged Capital Master Feeder II, LP, Pulse LP, Engaged Capital I, LP, Engaged Capital I Offshore, Ltd., Engaged Capital II, LP, Pulse Ltd., Engaged Capital Holdings, LLC and Glen W. Welling reporting beneficial ownership as of October 30, 2013. According to the Schedule 13D, Engaged Capital Master Feeder I, LP has sole voting and dispositive power over 1,037,850 shares of our common stock, Engaged Capital Master Feeder II, LP has sole voting and dispositive power over 119,941 shares of our common stock, Pulse LP has sole voting and dispositive power over 1,640,612 shares of our common stock, Engaged Capital I, LP has sole voting and dispositive power over 1,037,850 shares of our common stock, Engaged Capital I Offshore, Ltd. has sole voting and dispositive power over 1,037,850 shares of our common stock, Engaged Capital II, LP has sole voting and dispositive power over 119,941 shares of our common stock, Pulse Ltd. has sole voting and dispositive power over 1,640,612 shares of our common stock, Engaged Capital, LLC has sole voting and dispositive power over 2,798,403 shares of our common stock, Engaged Capital Holdings, LLC has sole voting and dispositive power over 2,798,403 shares of our common stock and Glenn W. Welling has sole voting and dispositive power over 2,798,403 shares of our common stock. The Schedule 13D provides information only as of October 30, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between October 30, 2013 and February 28, 2014.

(3)
Based solely on a Schedule 13G filed February 13, 2014, by FMR LLC, on behalf of itself and Edward C. Johnson 3d reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Mr. Johnson and FMR LLC have sole dispositive power over 5,165,121 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,165,121 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,165,121 shares owned by the Funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(4)
Based solely upon a Schedule 13G filed with the SEC on February 11, 2014 by The Goldman Sachs Group, Inc. (“Goldman Sachs”), on behalf of itself and Goldman, Sachs & Co (“GS & Co”), a direct and indirect wholly-owned subsidiary of Goldman Sachs, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Goldman Sachs has shared voting power over 3,533,681 shares of our common stock and shared dispositive power over 3,533,681 shares of our common stock and GS & Co has shared voting power over 3,533,681 shares of our common stock and shared dispositive power over 3,533,681 shares of our common stock. The Schedule 13G notes that clients of Goldman Sachs and GS & Co have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(5)
Based solely upon a Schedule 13G filed with the SEC on January 31, 2014 by Janus Capital Management LLC (“Janus Capital”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Janus Capital has sole voting power over 2,152,713 shares of our common stock and sole dispositive power over 2,152,713 shares of our common stock. Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management ("INTECH") and a direct 99.61% ownership stake in Perkins Investment Management LLC ("Perkins"). Holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the Schedule 13G. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of shares of our common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(6)
Based solely upon a Schedule 13G filed with the SEC on February 3, 2014 by Manning & Napier Advisors, LLC (“MNA”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, MNA has sole voting power over 3,728,267 shares of our common stock and sole dispositive power over 4,663,477 shares of our common stock. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(7)
Based solely upon a Schedule 13G filed with the SEC on February 6, 2014 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, Vanguard has sole voting power over 81,534 shares of our common stock, sole dispositive power over 3,161,916 shares of our common stock and shared dispositive power over 77,834 shares of our common stock. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(8) Based solely upon a Schedule 13G filed with the SEC on February 14, 2014 by T. Rowe Price Associates, Inc., ("T. Rowe Price”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, T. Rowe Price has sole voting power over 685,893 shares of our common stock and sole dispositive power over 5,086,180 shares of our common stock. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(9)
Based solely upon a Schedule 13G filed with the SEC on February 7, 2014 by Waddell & Reed Financial, Inc., (“WDR”) on behalf of itself, Ivy Investment Management Company (“IICO”); Waddell & Reed Investment Management Company (“WRIMCO”); Waddell & Reed, Inc. (“WRI”); and Waddell & Reed Financial Services, Inc. (“WRFSI”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, IICO has sole voting and dispositive power over 3,192,300 shares of our common stock, WRIMCO has sole voting and dispositive power over 2,480,700 shares of our common stock, WRI has sole voting and dispositive power over 2,480,700 shares of our common stock, WRFSI has sole voting and dispositive power over 2,480,700 shares of our common stock and WDR has sole voting and dispositive power over 5,673,300 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G provides information only as of January 31, 2014 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between January 31, 2014 and February 28, 2014.

(10)
Based solely upon a Schedule 13G filed with the SEC on February 8, 2014 by TimesSquare Capital Management, LLC (“TimesSquare”) reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, TimesSquare has sole voting power over 2,384,150 shares of our common stock, and sole dispositive power over 2,790,950 shares of our common stock. The Schedule 13G provides information only as of December 31, 2013 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2013 and February 28, 2014.

(11)	Includes 72,816 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(12)	Includes 238,514 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.
(13) Includes 15,860 shares of our common stock that Dr. Kadia has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014 and 1,310 shares of common stock that Mr. Kadia has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2014.

(14)	Includes 70,149 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(15)	Includes 64,317 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(16)	Includes 26,982 shares of our common stock that Ms. Norwalk has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(17)	Includes 58,816 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(18)	Includes 26,982 shares of our common stock that Dr. Topol has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(19)	Includes 6,433 shares of our common stock that Mr. Wolterman has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(20)
Includes 219,264 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014 and 19,250 shares of common stock that Mr. Huennekens has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2014.

(21)
Includes 87,845 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014 and 5,750 shares of common stock that Mr. Dahldorf has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2014.

(22)	Includes 77,555 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(23)
Includes 228,338 shares of our common stock that Mr. Sheehan has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014 and 5,000 shares of common stock that Mr. Sheehan has the right to acquire pursuant to restricted stock units which vest within 60 days of February 28, 2014.

(24)	Includes 56,744 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

(25)
Includes shares of capital stock referred to in footnotes (11), (12), (13), (14), (15), (16), (17), (18), (19), (20), (21), (22) and (23) and (24). Also include 47,503 shares of our common stock that Mr. Lippoldt beneficially owns including 41,331 shares which he has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014, and 30,597 shares of common stock that Mr. Perrino beneficially owns including 21,869 shares which he has the right to acquire pursuant to options exercisable within 60 days of February 28, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,812,415	$20.01	6,849,149 (1)
Equity compensation plans not approved by security holders	—	—	-
Total	4,812,415	$20.01	6,849,149 (1)

(1) Available for grant of future rights under the 2005 Plan and ESPP as of December 31, 2013. Commencing January 1, 2008, common stock reserved for issuance under the ESPP automatically increases by the lower of 1.5% of our outstanding common stock or 600,000 shares on the first day of January of each year. In 2009, 2010, 2011, and 2012, the Board of Directors exercised its right not to increase the number of shares of common stock available for issuance under the ESPP that was scheduled to occur on January 1, 2010, January 1, 2011, January 1, 2012, and January 1, 2013 respectively. However, the Board of Directors did not exercise this right in 2013, and on January 1, 2014, the number of shares of common stock reserved for issuance under the ESPP automatically increased by 600,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of a registered class of our equity securities to file reports with the SEC regarding their ownership and changes in ownership of our stock. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to Volcano and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with other than one Form 4 which was not timely filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions the Compensation Committee made under those programs during 2013 and the first quarter of 2014 and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers, or NEOs, for 2013, who were:

•	R. Scott Huennekens, our President and Chief Executive Officer;

•	John T. Dahldorf, our Chief Financial Officer;

•	Jorge J. Quinoy, our President, U.S. & APLAC Commercial Sales;

•	David Sheehan, our Executive Vice President, Operations and General Manager of Japan; and

•	John Onopchenko, our Executive Vice President, Strategy, Business Development, and Integrations
Executive Summary
Business Overview
We design, develop, manufacture and commercialize a broad suite of precision guided therapy tools including intravascular ultrasound, or IVUS, and fractional flow reserve, or FFR, products. We believe that these products enhance the diagnosis and treatment of coronary and peripheral vascular disease by improving the efficiency and efficacy of existing diagnostic angiograms and percutaneous coronary interventional, or PCI, and endovascular procedures in the coronary arteries or peripheral arteries and veins. We market our products to physicians, nurses and technicians who perform a variety of endovascular based coronary and peripheral interventional procedures in hospitals and to other personnel who make purchasing decisions on behalf of hospitals.
2013 Corporate Performance Highlights
The highlights of our performance for fiscal 2013 include:

•	generated 9% medical segment revenue growth, measured in constant currency, or CC;

•	continued market share gains in all key geographies in which we operate;

•	produced FFR disposable global revenue growth of 22% on CC basis;

•	produced over 30% peripheral IVUS growth in the U.S.;

•
continued to lead innovation with market launches of CoreTM Integrated Systems, VerrataTM FFR wires, adenosine-free Instant Wave-Free Ratio FFR, or iFRTM and Crux® inferior vena cava, or IVC filter system;

•	acquired the PioneerTM Plus Re-Entry Catheter;

•	successfully integrated the acquisitions of Sync-Rx and Crux, which closed in the fourth quarter of 2012;

•	achieved major clinical trial success with ADVISE II and ADAPT-DES; and

•	continued to increase operating leverage and expanded our manufacturing at our Costa Rica facility.
For more information about our business and operating performance in 2013, please see “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013.

Say on Pay, Stockholder Outreach and Compensation Changes Implemented Since Our 2013 Annual Meeting
In addition to holding an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At our 2013 annual meeting of stockholders, approximately 38% of the shares that were voted were cast in favor of our advisory vote on NEO compensation, or our say-on-pay vote. The 2013 vote outcome represented a significant decline compared to our prior votes. In 2011 and 2012, over 93% of the shares that were voted supported our say-on-pay referendum.
The 2013 say-on-pay vote was taken very seriously by the Company, our Board of Directors and our Compensation Committee. Our Compensation Committee directed our management team to significantly increase our efforts to obtain feedback from our stockholders. Our Compensation Committee’s goal in soliciting feedback was to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in the 2013 say-on-pay vote, and (3) understand whether potential changes to our compensation programs would address concerns expressed by our stockholders. Our aggressive stockholder outreach efforts included the following:

•	outreach to stockholders holding more than 97% our outstanding stock;

•	in-depth discussions with holders representing approximately 45% of our outstanding stock (some stockholders declined our requests to engage); and

•	examination of reports and analyses issued by and discussions with the principal proxy advisory services.

Volcano’s senior management team, at the direction of the Committee, led the outreach to interested stockholders. In addition, we offered stockholders the opportunity to speak with members of our Compensation Committee. One stockholder conducted multiple discussions with our Compensation Committee Chair and our Board Chair.
As a result of the Compensation Committee’s ongoing efforts to ensure strong alignment between executive pay and Company performance, and in response to the feedback that we received from our major stockholders, the Compensation Committee approved the following changes to our executive compensation program for 2014:

Primary Stockholder Concern or Request	Compensation Committee Response
Request for better disclosure on the performance metrics for our short-term incentive plan and performance-based restricted stock unit awards, or PRSUs, actual performance levels, and determination of payout levels

We have significantly enhanced the disclosure regarding the performance metrics for our short term incentive plan and performance-based RSUs (PRSUs) by providing more detail about each performance metric and disclosing the weighting of each performance metric.

Our 2013 short-term incentive plan was funded at only 50% of target based on achievement of 2013 performance goals, plan design and our pay-for-performance philosophy as further described under "2013 Compensation Decisions - 2013 Short-Term Incentive Plan."

We terminated the sales commission plan for Mr. Quinoy and provided for his participation in our 2014 short-term incentive plan to align all of our NEO incentives to the same performance criteria.

Concern with benchmarking practices targeting pay at the 75th percentile of peers	We now target pay at the 50th percentile of peers.
Request for stronger link between pay and performance (including granting an increased portion of our equity awards that vest based on specific performance objectives)
• We removed options from the annual equity grant mix for our NEOs.
• We increased the PRSU portion of the annual equity grant from 25% to 50%.
• We now use objective corporate performance vesting metrics that create stockholder value.
•     Our Chief Executive Officer did not receive an increase in base salary for 2014.

Concern with qualitative performance metrics
PRSUs and our short term incentive plan are now based upon objective performance metrics that create stockholder value.
•    PRSUs vest upon achievement of revenue growth and total stockholder return, or TSR, metrics.
• Our short-term incentive plan is funded upon achievement of revenue growth and operating income metrics.

Request for multi-year performance periods for equity awards	We increased the performance period for PRSUs to a two-year period.
Request for clawback policy	We adopted a clawback policy.
Concern with excise tax gross-up benefits	We eliminated all existing excise tax gross-up benefits and we committed not to enter into any new agreements with excise tax gross-ups.
Concern with walk away rights to severance benefits	We eliminated these provisions in employment agreements with our Chief Executive Officer and Chief Financial Officer and no other agreements or plans contain these benefits.

Key Features of Our 2014 Executive Compensation Program

WHAT WE DO	WHAT WE DON’T DO
✓ We tie pay to performance by providing a significant amount of compensation that is at risk
✓ We use objective corporate performance criteria as the metrics for vesting of our PRSUs and funding of our short-term incentive plan
✓ We align pay and performance by selecting objective performance criteria that create stockholder value
✓ We target pay at the 50th percentile of peers
✓ We have stock ownership guidelines
✓ We have a clawback policy
✓ We pay reasonable cash compensation to our senior executives
✓ We provide appropriate benefits to our senior executives
✓ We have maximum payout amounts for cash and stock paid to our senior executives
✓ We retain an independent compensation consultant
✓ We have “at-will” employment agreements with our NEOs
✓ We have “double trigger” change-in-control cash compensation severance arrangements with our senior executives
✓ We schedule and price equity grants to promote transparency and consistency

✗We do not have excise tax gross-ups for change-in-control severance benefits
✗We do not provide excessive perquisites
✗We do not allow hedging or pledging of Company stock
✗We do not provide our NEOs with guaranteed annual salary increases or guaranteed bonuses
✗We do not pay dividend equivalents on unvested restricted stock units
✗We do not allow for repricing of underwater stock options (including cash-outs) without prior stockholder approval
✗We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse impact on the Company
✗We do not have a supplemental executive retirement plan that provides pension or other benefits to our NEOs

Compensation Decision Making Process
Compensation Philosophy, Objectives and Policies. We believe that in order to create value for our stockholders it is critical to attract, motivate and retain key executive talent by providing competitive compensation packages. Accordingly, we design our executive compensation programs to attract and motivate executives with the skills and expertise to execute our business plan, reward these executives fairly over time for actions consistent with creating long-term stockholder value, and retain executives who consistently and continually perform at or above our expectations. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, cash and non-cash compensation, or among different forms of cash and non-cash compensation.
Role of Our Compensation Committee and the Board. Our Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, after considering the recommendations and input it receives from the Chairman of our Board, its independent compensation consultant and our Chief Executive Officer with respect to other NEOs.
Role of Our Executive Officers. Our Human Resources team works with our Chief Executive Officer and our Finance and Legal departments to design and develop executive compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.
At the start of each year, our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other NEOs, as well as his review of each other NEO’s performance and contributions during the prior year. In addition, when appropriate, our Chief Executive Officer, Chief Financial Officer, Executive Vice-President of Human Resources, and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No NEO was present or voted in the final determinations regarding the structure or amount of any component of such NEO’s compensation package.
Role of Our Independent Compensation Consultant and Analytical Process. In making compensation decisions we use a rigorous process that includes evaluating market and peer group practices, as well as reviewing the advice and recommendations of our independent compensation consultant, Towers Watson. Towers Watson provided the Compensation Committee with the following services in setting 2013 and 2014 compensation levels:

•	provided recommendations on adjustments to our peer group composition for use in 2013 and 2014;

•	prepared an analysis of our executive compensation levels, including providing compensation data drawn from proxy filings of our peer group companies and broader surveys;

•	provided an assessment of the potential executive compensation plans for 2013 and 2014;

•	provided an overview of the current executive compensation landscape, including recent legislative and regulatory changes impacting executive compensation;

•	updated the Compensation Committee on emerging compensation trends and best practices; and

•	prepared an analysis of our share reserve use under our equity incentive plan.
Although the Company paid for the cost of these services, the Compensation Committee retains the authority to direct, terminate or continue the services of Towers Watson. In July 2013 the Compensation Committee conducted an independence assessment of Towers Watson and concluded that there were no conflicts of interest with respect to Towers Watson providing services to the Compensation Committee.
In addition, in November 2013 the Compensation Committee conducted a performance assessment of Towers Watson to determine whether it would continue to serve as the Compensation Committee’s independent advisor for 2014. The Compensation Committee determined that Towers Watson has consistently provided valuable advice and services to the Compensation Committee. Based on these factors, the Compensation Committee concluded that it would continue to retain Towers Watson as its independent compensation consultant for 2014.
Use of Peer Group Company and Survey Data
The Compensation Committee reviews compensation data for other companies in order to balance our need to attract and retain highly qualified executive officers in a competitive market for talent with our need to maintain a reasonable and responsible cost structure. Our Compensation Committee reviews our peer group of companies at least annually and evaluates whether to update to ensure that our comparisons to peer group data are meaningful. Our Compensation Committee engages Towers Watson to assist with that review.
For the Compensation Committee decisions made in February 2013, Towers Watson reassessed our peer group of companies and we determined that five companies should be removed and four new companies added to our peer group. Therefore, our peer group for making compensation decisions in February 2013 consisted of the following companies: Accuray Incorporated, ArthroCare Corp., Cepheid, Conmed Corp., Cyberonics Inc., Gen-Probe Incorporated, Haemonetics Corp., ICU Medical, Inc., Integra Lifesciences Holdings Corp., Masimo Corporation, Merit Medical Systems, Inc., Myriad Genetics, NuVasive, Inc., NxStage Medical, Orthofix International and Thoratec Corporation. Each of these companies have their headquarters or principal administrative offices in the U.S. and all of them are medical device and medical equipment/supplies public companies that are similar to us in size and complexity, as shown in the following table.

Metric (Millions)	Median	Range	Volcano
Revenue (Last 12 months reported as of December 2012)	$473	$235 to $820	$382 (Fiscal 2012)
Market Capitalization (As of December 31, 2012)	$964	$465 to $2,245	$1,273

We generally compete for talent with the companies in our peer group, and other companies such as Medtronic, Boston Scientific, Abbot, and Bard. These other companies are not included in our peer group as they have significantly greater revenues and market capitalization than Volcano. The Compensation Committee used the same peer group, with the exception of Gen-Probe’s deletion due to its acquisition by Hologic, Inc., for its decisions made in February 2014 because it continued to represent the companies with which we compete for talent and these companies continued to be similar to us in size and complexity.

In 2013 and 2014, our Compensation Committee also engaged Towers Watson to review the pay levels and compensation programs for our NEOs. The Compensation Committee, based on analyses prepared by Towers Watson, compared the compensation levels of our NEOs against the compensation levels at our peer group companies to the extent there was a solid and reliable match for an officer’s position, based on the officer’s role and similarity of job content. As a result, the peer group data was only used for setting the compensation levels of our Chief Executive Officer and Chief Financial Officer. For the other NEOs, our Compensation Committee relied on published survey data provided to us by Towers Watson to supplement peer group data, which included the Radford Global Technology Survey. The published survey data covers a broad group of companies in the medical devices, equipment and supplies industries and a broad range of executive positions. References in this Compensation Discussion and Analysis to the peer group company data are also intended to also refer to this survey data.
Other Considerations
While the peer group company data provides a useful reference point, it is not the only factor the Compensation Committee considers in setting compensation for our executive officers. Our Compensation Committee also relied on its experience and knowledge when considering the following additional factors in determining compensation levels for our executive officers during 2013 and 2014:

•	feedback received from our stockholders before and after our 2013 annual meeting;

•	past company performance and historical contributions of each NEO to past company performance;

•
our pay-for-performance philosophy to create incentives for management to increase long-term stockholder value and motivate our NEOs to achieve our short-term and long-term goals without creating undue risk-taking behavior;

•	each individual’s scope of responsibilities and resulting ability to impact overall company performance;

•	the individual performance and contributions of each NEO with respect to job functions and responsibilities, and near- and longer-term contribution potential;

•	the desire to retain our NEOs whose expertise and experience are critical to our long-term success and competitiveness;

•	the anticipated level of difficulty of replacing each individual with someone of comparable experience, capabilities and skill;

•
internal pay equity of the compensation paid to one individual as compared to another so that compensation levels are set within a relatively narrow band for comparably situated individuals based on each individual’s responsibilities and the complexity of the business unit or function each individual manages;

•	the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs because of his direct knowledge of the results delivered and leadership demonstrated by each NEO;

•	broader economic conditions, to ensure that our pay strategies account for the impact of the domestic and global economy on our business;

•	the need to motivate NEOs to address particular business challenges that are unique to any given year;

•	the potential dilutive effect of equity awards on our stockholders; and

•	individual negotiations with our NEOs.

Compensation Program Components and Rationale
Our executive compensation program consists of three principal components.

What We Pay	Why We Pay It
Base Salary
Providing a competitive base salary helps attract and retain our executive officers. A fixed source of compensation balances the impact of having a significant portion of compensation “at risk” in the form of short term cash incentives and long term equity incentives.

Short Term Cash Incentives	This program aligns our executives’ pay with our overall financial performance and rewards our executives’ contributions to specific corporate objectives that we believe create stockholder value.
Long Term Equity Incentives	Equity awards are critical in aligning the long-term interests of stockholders and executives by creating a strong, direct link between executive compensation and stock price appreciation.

Pay-for-Performance

Our Compensation Committee expects our NEOs to consistently attain above-market Company performance and create long-term value for our stockholders. To reinforce this expectation, our Compensation Committee designs compensation programs to retain and motivate our NEOs and align pay with our overall business goals and stockholder interests. Accordingly, a significant portion of each of our NEO’s compensation is performance-based. The graph below is intended to illustrate the mix between our performance-

based compensation, retention-based compensation and guaranteed compensation for our Chief Executive Officer and our other NEOs at beginning-of-the-year target levels. As illustrated below, for 2014, 50% of our Chief Executive Officer's, and 40%, as averaged, of our remaining NEOs’ target-level compensation was performance-based.

2013 Compensation Decisions
Corporate Performance Review
In February 2013, the Compensation Committee undertook its annual review of the total compensation of our NEOs.  At this time, the Compensation Committee considered the overwhelming support expressed by our stockholders in our 2011 and 2012 say-on-pay votes and decided that no changes to 2013 compensation decisions were necessary based on the results of the prior say-on-pay votes. The Compensation Committee sought to recognize and retain our Chief Executive Officer and other key executives in light of our strong performance over many years and believed that it was in the best interests of the stockholders to have a committed and engaged leadership team focused on future growth.
Based on the stockholder feedback we received shortly before and after our 2013 annual meeting, we modified our compensation levels and programs as outlined above and discussed in further detail in the "2014 Compensation Decisions" section below.
The Compensation Committee reviewed the following 2012 corporate performance achievements as part of its annual compensation review when making 2013 compensation decisions:

•	For 2012, medical segment revenues increased more than 12% on a CC basis, when many of our competitors in the interventional cardiology space had minimal to zero revenue growth;

•	FFR disposable revenue increased 45% on a year-over-year basis:

•	Strong clinical data with the results of the ADAPT-1 and ADVISE clinical trials;

•	Pipeline advancement, including introduction of our Valet microcatheter, Visions® PV .035 catheter and Eagle Eye Platinum Gold catheter;

•	Two important acquisitions in Sync Rx and Crux Biomedical, which we believe will drive future growth;

•
Implementation of programs to further improve our operating leverage to drive profitability, including the opening of our Costa Rica facility and going to a direct sales force instead of using a distributor in Spain and Poland; and

•	Completion of a successful public offering of convertible debt, raising $460 million dollars to fund future growth.
In addition, the Compensation Committee gave considerable weight to the following factors:

•	the Company's absolute TSR from 2008 through 2012 of 93%; and

•	the Company had a compound annual growth rate, or CAGR, of 22.2% from 2008 through 2012.
In February 2013, our Compensation Committee approved the compensation changes discussed below after reviewing the factors described above with emphasis on the following factors:

•	our 2012 performance as discussed above;

•	the long-term performance from 2008-2012 discussed above;

•	job scope and relative impact;

•	each individual’s performance, experience and near and longer-term contribution potential; and

•	the peer group data prepared by Towers Watson and the changes necessary to bring each base salary closer to the then-current targeted market positioning of between the 50th and 75th percentiles.

Base Salary

The Compensation Committee determined a 9% increase to Mr. Huennekens’ base salary was appropriate based on the factors discussed immediately above and his demonstrated track record of extraordinary performance leading our company. Mr. Huennekens was our first Chief Executive Officer and we believe our growth and success have been a direct result of his skills, expertise and experience. Mr. Huennekens was our 11th employee and we now have over 1,800 employees. He has been instrumental in the strategy, financing and operations of our company since its formation.

Named Executive Officer	2012 Base Salary	2013 Base Salary	% Increase	Estimated Market Position (Percentile)
R. Scott Huennekens	585,750	638,468	9%	45th
John T. Dahldorf	349,800	381,282	9%	65th
Jorge J. Quinoy	336,730	336,730	—	>75th
David M. Sheehan	350,097	360,600	3%	50th
John Onopchenko	(1)	344,000	—	>75th
(1) Mr. Onopchenko was hired on April 1, 2013.
2013 New-Hire Benefits for Mr. Onopchenko
In April 2013, Mr. Onopchenko was provided a one-time signing bonus of $100,000, relocation reimbursement benefits of $233,437 in accordance with the Company’s relocation policy, and a new-hire stock option grant of 52,790 shares. The Compensation Committee provided these benefits to Mr. Onopchenko to induce him to resign from our Board of Directors and join the management team as Executive Vice President, Strategy, Business Development and Integration of the Company.
2013 Short Term Incentive Plan
Overview. Each NEO was eligible for a 2013 annual incentive award based on the following formula:
Actual Incentive Paid = Participant Target Award x Corporate Result x Individual Adjustment.
The target awards are expressed as a percentage of base salary and were determined after reviewing the peer group data prepared by Towers Watson and the changes necessary to achieve the then-current targeted market positioning between the 50th and 75th percentiles.
Our Corporate Result was based on our success in achieving two objective performance metrics: non-GAAP revenue and non-GAAP operating income. We believe these two metrics are effective measures of company and management performance, and are key drivers of long-term stockholder value. If we achieved less than 80% average achievement of the two financial goals, no incentives would be awarded under the 2013 short term incentive plan. If we achieved at least 80% average achievement of the two financial goals, the annual incentive amounts would be initially funded as follows, with interpolation between the indicated performance levels. The maximum incentive payable was capped at 200% of each target award.

Average Percentage Achievement of 2013 Non-GAAP Revenue and Non-GAAP Operating Income Targets	Corporate Result
< 80%	0
80%	50%
> 80% and ≤ 100%	50% to 100%
100%	100%
> 100% and ≤ 120%	100% to 200%
> 120%	200%
In order for payments under our short term incentive plan to be exempt from the deduction limits of Section 162(m), we had to achieve a threshold funding goal of at least $354,310,000 in non-GAAP revenues during 2013.
Actual 2013 Short-Term Incentive Plan Payouts. In February 2014 our Compensation Committee confirmed our achievement of an 80% average achievement as follows:

Corporate Financial Goal	2013 Target	2013 Actual Achievement	Percentage Achievement
Non-GAAP Revenue	$432,166,000	$414,259,000	95.86%
Non-GAAP Operating Income	$52,030,000	$33,402,000	64.20%
Average Achievement			80.03%
In accordance with the formula described above, 80% average achievement of the corporate goals resulted in a Corporate Result of 50%. Accordingly, each executive’s target award for 2013 was multiplied by 50%.
The Compensation Committee then determined, in February 2014, whether to adjust actual 2013 incentive amounts for individual performance. The Compensation Committee reviewed each NEO’s individual contributions for 2013, as summarized below, including the recommendations of our Chief Executive Officer based on his evaluation of the individual performance of the NEOs other than himself.

Named Executive Officer	2013 Individual Performance	2013 Individual Performance Adjustment
R. Scott Huennekens
Despite many key achievements in 2013 as detailed both above and below, the Compensation Committee decided not to adjust Mr. Huennekens’ bonus amount to reflect individual performance due to his overall responsibility for the entire company not achieving 100% of the non-GAAP revenue and operating income goals described above.

		None
John T. Dahldorf
Despite many key achievements in 2013 as detailed both above and below, the Compensation Committee decided not to adjust Mr. Dahldorf’s bonus amount to reflect individual performance due to his overall responsibility for the entire company not achieving 100% of the non-GAAP revenue and operating income goals described above.

		None
Jorge J. Quinoy	(1)	(1)
David M. Sheehan
The Committee determined a reduction in Mr. Sheehan’s bonus was appropriate as his scope of responsibility was reduced in 2013 so that he was no longer responsible for our intravascular imaging and systems business units, corporate marketing, or our program management office. Therefore, Mr. Sheehan’s relative contribution was less than contemplated when his target award was originally determined. In addition, the qualitative corporate goals overseen by Mr. Sheehan were achieved at less than 100%.
		75% reduction
John Onopchenko
Although the Compensation Committee considered the stockholder feedback preferring objective bonus metrics, the Committee determined an increase in Mr. Onopchenko’s bonus amount was appropriate. The scope of Mr. Onopchenko’s responsibility was increased in 2013 to include responsibility for the peripheral business unit and the Axsun technology business unit. Therefore, Mr. Onopchenko’s relative contribution was greater than contemplated when his target award was originally determined. In addition, the qualitative corporate goals overseen by Mr. Onopchenko were achieved at greater than 100%.
		50% increase
Based on the 2013 corporate and individual performance results, in February 2014 the Compensation Committee approved the actual incentive payout for each NEO as follows:

Named Executive Officer	2013 Target Award Percentage	2013 Target Award Amount	2013 Corporate Result	2013 Individual Performance Adjustment	2013 Actual Award Percentage	2013 Actual Award Amount
R. Scott Huennekens	100%	$638,468	50%	none	50%	$319,234
John T. Dahldorf	50%	$190,641	50%	none	25%	$95,321
Jorge J. Quinoy (1)	—	—	—	—	—	—
David M. Sheehan	40%	$180,300	50%	(75)%	5%	$18,030
John Onopchenko	40%	$137,600 (2)	50%	50%	30%	$103,200

(1)
Mr. Quinoy did not participate in the short term incentive plan described above and instead participated in a 2013 commission plan in line with historical practice and as described in greater detail below.

(2)	Prorated to reflect 2013 base salary earned following April 1, 2013 date of hire.
2013 Sales Incentive Plan for Mr. Quinoy. Given Mr. Quinoy’s role as President, Commercial U.S. & APLAC Sales, our Compensation Committee has historically based Mr. Quinoy’s annual incentive payments based solely on our sales performance. As a result, Mr. Quinoy did not did not participate in our 2013 short term incentive plan. To earn 100% of his target annual incentive compensation of $150,000, the Company was required to achieve a target sales level for total GAAP revenues generated from product sales in the U.S., Asia Pacific, Latin America and Canada regions of $205.1M. If the Company achieved less than 80% of this target, Mr. Quinoy would earn no incentive compensation. Achievement between 80% and 109% of the target level would result in his earning that percentage of his target award level. Achievement of 110% or greater of the target sales level would result in his earning incentive compensation equal to his target award amount multiplied by the actual percentage achieved, plus an additional 10% of his target award amount. In 2013, the Company achieved approximately 98% of the applicable target level, resulting in an actual incentive award of $146,489 to Mr. Quinoy. Following the end of fiscal 2013, we terminated the sales commission plan for Mr. Quinoy and provided for his participation in our 2014 short term incentive plan, along with our other NEOs, to align all of our NEO incentives to the same performance criteria.

2013 Long Term Incentive Compensation
In 2013 the Compensation Committee determined the size of the long term equity incentive grant for grant for each NEO using an “equity value transfer” model, or EVT model, under which each NEO was assigned a target dollar value to be awarded in equity compensation intended to approximate the targeted percentile of our peers, with discretion to increase or reduce the EVT target value based upon individual performance and potential factors and relative contribution to the company’s future success. The long-term equity incentive grants were allocated as 25% options, 50% service-based restricted stock unit awards, or RSUs, and 25% PRSUs.
The applicable target dollar value for grants was determined after reviewing the guidelines proposed by Towers Watson based on peer group data and the changes necessary to bring each individual’s long term equity incentive closer to the then-targeted market positioning of approximately the 75th percentile. The grants made in early 2013 reflected the company’s then-current compensation philosophy. Based on subsequent stockholder feedback received shortly before and after the 2013 stockholder meeting, the Compensation Committee made multiple changes to its compensation program as discussed above, including targeting pay to the median of the peer group. This new philosophy served as the basis for the significantly reduced grants awarded in early 2014, as described more fully below under “Long Term Incentive Changes for 2014.”
The grants approved by the Committee in early 2013 include the following target grant values. Mr. Huennekens’ target dollar value was determined based on the factors described above, including:

•	our absolute TSR over the previous five years was 93%;

•	our CAGR over the previous five years of 22.2%;

•	corporate performance in 2012 described above;

•	his demonstrated track record of extraordinary performance leading our company;

•	a desire by the Compensation Committee and the entire Board to retain Mr. Huennekens’ as our Chief Executive Officer on a long-term basis; and

•	the philosophy that a large percentage of his total compensation should be at-risk and performance-based.

Named Executive Officer	2013 Target Dollar Value
R. Scott Huennekens	$3,654,163
John T. Dahldorf	$1,110,169
Jorge J. Quinoy	$509,059
David M. Sheehan	$772,500
John Onopchenko	$350,000	(1)

(1)	The dollar value represents Mr. Onopchenko’s new hire option grant.

Based upon the applicable target dollar value, the Compensation Committee granted the NEOs the following number of options, RSUs, and PRSUs.

Named Executive Officer	Options	RSUs	Target PRSUs
R. Scott Huennekens	119,514	71,931	35,965
John T. Dahldorf	36,309	21,853	10,926
Jorge J. Quinoy	11,447	6,889	3,444
David M. Sheehan	25,265	15,206	7,603
John Onopchenko	52,790 (1)	—	—
(1) The number of shares subject to the option represents Mr. Onopchenko’s new hire option grant.
2013 PRSUs. The number of 2013 PRSUs actually earned was determined based on the level of achievement of our 2013 corporate performance goals. Our 2013 corporate performance goals were selected and weighted as described below because the Compensation Committee believed they were the best indicators of generating revenue, improving margins, and ultimately creating value for stockholders:

The actual numbers of 2013 PRSUs earned were determined following the end of the 2013 performance period based on the following formula:

PRSUs Awarded Based on 2013 Corporate Performance Goal	=	Weight of 2013 Corporate Performance Goal	X	Number of Target PRSUs	X	Percentage Achievement of each 2013 Corporate Performance Goal (not to exceed 150%)
After 2013 PRSUs vest upon achievement of the performance criteria, they are then subject to service-based vesting conditions, with 1/3 of the 2013 PRSUs vesting on the date the Compensation Committee certified achievement of the performance criteria described above, 1/3 vesting on December 31, 2014, and the final 1/3 vesting on December 31, 2015, subject to each NEO remaining employed through each vesting date.
In February 2014, the Compensation Committee reviewed our 2013 corporate performance and determined we had attained our 2013 PRSU corporate performance goals at an aggregate average 92% level as follows:

Corporate Performance Goal	Weighting	Level of Achievement	Rationale for Level of Achievement
Pipeline execution performance (rationale: new product introductions is a core aspect of our growth strategy, and necessary to drive increased revenue and create stockholder value)	20%	80%
• Introduced iFR product in Europe and Japan;
• Introduced the Verrata FFR wire, our fifth new wire in the last five years;
• Launched our next-generation Core integrated system; and
• Achieved limited market release of the Crux IVC filter.

FM business unit performance (rationale: increasing our FM market share and revenues are keys to our long-term growth strategy)	20%	95%	22% increase in FM revenues.
Peripheral business unit performance (rationale: increasing our revenues from our peripheral business unit is a key aspect of our long-term strategy to diversify our product offerings, and reduce our reliance on the coronary interventional market)	15%	105%	30% increase in peripheral revenues
Imaging & systems business unit performance (rationale: maintaining our market share in the imaging and system markets is a key to our long-term growth strategy)	15%	95%	• Won 92% of imaging-system placements against Boston Scientific and • Won over 70% of FFR placements against St. Jude in the U.S.
Operations and manufacturing performance (rationale: increasing the efficiency in which we and our suppliers manufacture our products and their components are key to increasing our gross margin, which is a key aspect of our long-term strategy of increasing stockholder value)	15%	85%	Continued positioning of the Company for improved gross margin and operating leverage and progress with our efforts to transition the manufacturing of disposables through our new Costa Rica facility
Clinical affairs performance (rationale: generating new clinical data demonstrating the effectiveness of our products is key to support our new product launches as well as increasing demand for existing products, both of which contribute to increased long-term revenue)	15%	95%	Publication of data from two important studies, ADVISE II and ADAPT-DES
Weighted Average	—	92%	—
Accordingly, the Compensation Committee determined the following numbers of 2013 PRSUs were earned by our NEOs.

Named Executive Officer	Target PRSUs	PRSUs Awarded at end of 2013 Performance Period (92%)	PRSUs that vested on 2/12/14	PRSUs Eligible to Vest on 12/31/14	PRSUs Eligible to Vest on 12/31/2015
R. Scott Huennekens	35,965	33,087	11,029	11,029	11,029
John T. Dahldorf	10,926	10,051	3,351	3,351	3,349
John Onopchenko	—	—	—	—	—
Jorge J. Quinoy	3,444	3,168	1,056	1,056	1,056
David M. Sheehan	7,603	6,994	2,331	2,331	2,332
Because we have designed our PRSUs to be exempt from the deduction limits of Section 162(m), the Company was required to achieve at least $354,310,000 in non-GAAP revenues during 2013 for our NEOs to earn any 2013 PRSUs. Failure to meet this threshold goal would result in each NEO forfeiting the entire 2013 PRSU grant. Each NEO was eligible to earn up to a maximum of 150% of the target number of 2013 PRSUs, subject to reduction based on the percentage attainment of our 2013 corporate performance goals as described above.
2014 Compensation Decisions
In February 2014, the Compensation Committee undertook its annual review of the total compensation of our NEOs, considering feedback received from our stockholders after the 2013 say-on-pay vote, other factors the Compensation Committee regularly considers as part of its annual review which are described above, the target achievement of our 2013 revenue and operating income goals described below, our 2013 TSR on an absolute and relative basis and the following 2013 corporate performance achievements:

•	generated 9% medical segment revenue growth, measured in CC;

•	continued market share gains in all key geographies in which we operate;

•	produced FFR disposable global revenue growth of 22% on CC basis;

•	produced over 30% peripheral IVUS growth in the U.S.;

•
continued to lead innovation with market launches of CoreTM Integrated Systems, VerrataTM FFR wires, adenosine-free Instant Wave-Free Ratio FFR, or iFRTM and Crux® inferior vena cava, or IVC filter system;

•	acquired the PioneerTM Plus Re-Entry Catheter;

•	achieved major clinical trial success with ADVISE II and ADAPT-DES; and

•	continued to increase operating leverage and expanded our manufacturing at our Costa Rica facility.

Base Salary Changes for 2014. In February 2014 our Compensation Committee approved the 2014 base salaries of our NEOs after considering the desired 50th percentile target positioning for 2014 base salaries as compared to the peer company data, the general budget for salary increases and the need to remain competitive to retain talent. In addition to the 50% reduction from his target bonus payout for fiscal 2013 and a reduction of 40% in the target dollar value of his long-term incentive compensation from 2013, the Compensation Committee determined that no increase in Mr. Huennekens' base salary was appropriate following the 2013 corporate financial performance results because of Mr. Huennekens’ overall responsibility for the entire company not achieving 100% of the non-GAAP revenue and operating income goals described above. The reduction in Mr. Sheehan’s base salary was a result of the narrowing of his scope of responsibilities. Modest increases to Mr. Dahldorf’s and Mr. Onopchenko’s base salaries were made to reflect increased responsibilities and competitive pay dynamics. In addition to serving as Chief Financial Officer, Mr. Dahldorf also serves as our investor relations officer, oversees our IT function, and helps oversee our facilities. During 2014, he oversaw the implementation of our new enterprise resource planning. In his facilities role, Mr. Dahldorf helped manage the process of expanding our corporate headquarters, decreasing our footprint in the Rancho Cordova area, and transitioning to our Costa Rica manufacturing facility. In addition to serving as our Executive Vice President of Strategy, Business Development and Integrations, Mr. Onopchenko assumed responsibility in 2014 for our Peripheral and Axsun business units.

Named Executive Officer	2013 Base Salary	2014 Base Salary	% Increase	Estimated Market Position (percentile)
R. Scott Huennekens	638,468	638,468	—	40th
John T. Dahldorf	381,282	390,814	2.5%	60th
Jorge J. Quinoy	336,730	336,730	—	55th
David M. Sheehan	360,600	324,540	(10.0)%	30th
John Onopchenko	344,000	350,456	2.0%	65th
Short Term Incentive Plan Changes for 2014. For 2014, the Compensation Committee considered the stockholder feedback we received and continued to select objective performance metrics for our 2014 incentive plan. Accordingly, the performance metrics are non-GAAP revenue and non-GAAP operating margin, each of which is equally weighted at 50%. The Compensation Committee believes that revenue growth and increasing margins are key drivers of short- and long-term value creation for our stockholders, and sets the revenue and margin targets to promote strong growth and increased market share in light of expected industry trends.
The portion of the short-term incentive award linked to non-GAAP revenue will not be paid if the company does not achieve at least the threshold level of 90% performance for the 2014 non-GAAP revenue goal. Likewise, the portion of the short-term incentive linked to non-GAAP operating margin will not be paid if the company does not achieve at least the threshold level of 54% performance for the 2014 non-GAAP operating margin goal. In addition, the Committee has established an overall threshold funding goal for any payments to be made in order to exempt payments from the deduction limitation under Section 162(m).
If actual 2014 non-GAAP revenue is at or above the threshold level, then that portion of the target award amount will be funded in accordance with the table below, with interpolation between the specified performance levels.

	Revenue Goal Achieved	% Funded (50% Weighting)
Below Threshold	<90%	0%
Threshold	90%	60%
	92%	68%
	94%	76%
	96%	84%
	98%	92%
Target	100%	100%
	101%	110%
	102%	120%
	103%	130%
	104%	140%
	105%	150%
Max	106%	160%

If actual 2014 non-GAAP operating margin is at or above the threshold level, then that portion of the target award will be funded in accordance with the tables below, with interpolation between the specified performance levels.

	% of Operating Margin Goal	% Funded (50% Weighting)
Below Threshold	<54%	0%
Threshold	54%	54%
	63%	63%
	73%	73%
	82%	82%
	91%	91%
Target	100%	100%
	106%	110%
	112%	120%
	118%	130%
	124%	140%
	130%	150%
Max	137%	160%
Long Term Incentive Changes for 2014. The Compensation Committee considered stockholder feedback, and made the following changes to our long term incentive plan compensation for 2014 in order to better align pay with performance:

•	elected two objective performance metrics to determine whether PRSUs vest:

◦	relative TSR and

◦	revenue growth, as measured in CC, or revenue growth;

•	removed the use of option grants for annual awards to NEOs;

•	increased the amount of performance-based compensation from 25 to 50% of the total equity grant; and

•	increased the performance period under performance-based compensation to two years.

The Compensation Committee selected relative TSR and revenue growth as the two objective performance metrics for the PRSUs in order to simplify the plan design and provide greater clarity to participants and stockholders. The Compensation Committee believes these two measures provide the strongest alignment of executive goals, company financial performance, and long-term value creation. At our stage of development,revenue growth and increased market share are strongly correlated with increased stockholder return. Because of the importance of revenue growth, the Compensation Committee believes it is important to include revenue as a performance metric in both the short term incentive plan (which is intended to drive short-term operational excellence) and the long-term incentive plan (which reflects longer-term introduction of new products, expansion into new markets, and increased market share in existing markets). The company’s relative TSR performance reflects the company’s ability to outperform peers over the performance period.
In extending the length of the performance period to two years, the Compensation Committee considered feedback from stockholders that requested three-year performance periods, but the Compensation Committee believes, based on the advice of Towers Watson and the experience of its members, that the two-year performance period best reflects the changing product cycles for our industry and aligns with a realistic forecasting horizon. The two year period also is appropriate to set meaningful performance goals and ensure executive pay and performance are aligned over an extended period in a dynamic market.

For the 2014 awards, the Compensation Committee increased the portion allocated to PRSUs to 50% of the target award value in order to increase pay for performance alignment and the portion of total pay at risk. The remaining 50% of the awards are granted as time-based RSUs, which the Compensation Committee believes enables the company to retain key executive talent in highly competitive and volatile market and aligns with stockholder value creation over the long-term. No options were granted as part of the 2014 annual award because the Committee believes PRSU and RSU awards better meet the goals for strong long-term growth and an engaged and committed executive team.

In determining the size of the equity awards to grant in February 2014, the Compensation Committee modified our EVT model to reduce our NEOs total target 2014 compensation to approximate the targeted 50th percentile of our peers in line with the compensation philosophy adopted following discussions with stockholders in 2013. In addition, the Compensation Committee made adjustments to the target dollar values based on 2013 performance. Overall, the 2014 awards represent a reduction of 40% for our Chief Executive Officer, and a reduction of 50% to 87% for our other NEOs relative to the 2013 target award values.

Named Executive Officer	2014 Target Dollar Value
R. Scott Huennekens	$2,200,200
John T. Dahldorf	$605,000
Jorge J. Quinoy	$100,000
David M. Sheehan	$100,000
John Onopchenko	$400,000

Employment Arrangements; Severance and Change in Control Benefits
Employment Agreements; Offer Letters. We currently have employment agreements, offer letters or comparable agreements with all of our NEOs except for Mr. Quinoy. We believe employment agreements are a critical tool in attracting and retaining key leadership personnel. Under these agreements, the employment of each of our NEOs is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate the officer’s employment at any time. The terms of these agreements are described in more detail below in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements Change in Control Arrangements, and Other NEO Compensatory Agreements.”
Severance Benefits. Messrs. Huennekens and Dahldorf are eligible, under the terms of their respective employment agreements and contingent upon the execution of a release of claims against the Company, to receive severance benefits upon the termination of their employment either by us without cause, by them for good reason, or due to their disability or death. The amounts and terms and conditions of these severance rights reflect the negotiations between the Compensation Committee and Messrs. Huennekens and Dahldorf. We believe that these arrangements are consistent with market practices and are critical to retaining Messrs. Huennekens and Dahldorf. We also believe these severance benefits allow Messrs. Huennekens and Dahldorf to focus on normal business operations rather than considering how business decisions that may be in the Company’s best interest will impact their own financial security.
In February 2014, the Company entered into amended employment agreements with Messrs. Huennekens and Dahldorf. The amended employment agreements provide for cash severance benefits of (i) the greater of (a) two times annual base salary plus two times target bonus or (b) two times annual base salary plus two times the highest bonus received in the two years prior to the qualifying termination, plus (ii) a pro-rata bonus amount for the year in which the termination occurs if a cash bonus would otherwise have been earned and payable for such year based on actual performance, plus (iii) two years of premiums for the costs of continuing life and disability insurance coverage following termination. The amended employment agreements also provide for additional vesting acceleration of equity awards as a severance benefit, and an extended period for exercising any vested stock options following termination of employment, because we believe that such provisions are consistent with market practices and are critical to retaining Messrs. Huennekens and Dahldorf.
The prior employment agreements had included a 280G tax “gross-up” provision that provided for certain tax gross-up payments to Messrs. Huennekens and Dahldorf in connection with a change in control of the Company. The amended employment agreements do not include a 280G tax “gross-up” provision because the Company believes that such provisions are no longer the prevailing market practice, do not reflect best compensation practices, and the other severance benefits provided under the employment agreements are sufficient compensation in the event of a qualifying termination. The amended employment agreements also eliminate the ability of Messrs. Huennekens and Dahldorf to voluntarily resign for “good reason” within the 60 day period that commences six months following a change in control of the Company and be entitled to severance benefits, as the Company believes that such severance benefits should not be available upon the executive’s election without any corresponding adverse material change in the terms of the executive’s employment.
Mr. Onopchenko has an employment agreement under which he is eligible, contingent upon the execution of a release of claims against the Company, to receive severance benefits upon the termination of his employment upon or within 12 months following a change in control either by us without cause, or by him for good reason. As severance benefits, Mr. Onopchenko will receive a lump sum payment equal to six months of his base salary, continued COBRA premium payments for six months, and full vesting acceleration of any time-based vesting equity awards. The amounts and terms and conditions of these severance rights reflect the negotiations between Mr. Onopchenko and the Company when we were recruiting Mr. Onopchenko. The Compensation Committee believes that such levels of severance benefits are consistent with market practices. Mr. Onopchenko is also eligible to participate in our officer change in control severance benefit plan.

Mr. Sheehan has an offer letter, but does not have a written employment or other agreement with the Company providing him with severance benefits, but he is eligible to participate in our new officer change in control severance benefit plan. Mr. Quinoy was previously eligible to receive severance benefits in certain circumstances under the terms of his previous employment agreement that was in effect until December 10, 2013, and which expired in accordance with its terms on such date. We have not since entered into a new employment agreement with Mr. Quinoy providing him with severance benefits, but he is eligible to participate in our new officer change in control severance benefit plan.
Officer Change of Control Severance Benefit Plan
In February 2014 the Committee adopted the Volcano Corporation Officer Change of Control Severance Benefit Plan, or severance plan, for selected eligible officers, including the NEOs. The severance plan provides for the payment of severance benefits to eligible officers whose employment is terminated within the period commencing 90 days prior to and ending 12 months following a change of control of the Company, either due to a termination without cause or a resignation for good reason, as each such term is defined in the severance plan. The terms of the severance plan are described in more detail below in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements Change in Control Arrangements, and Other NEO Compensatory Agreements.” The benefits provided under the severance plan are contingent upon the eligible officer providing a release of claims in favor of the Company. We believe that the benefits provided under the severance plan are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe these severance benefits allow our executive officers to focus on normal business operations rather than considering how business decisions that may be in the Company’s best interest will impact their own financial security.
Other Change in Control Benefits.
Our equity plans have been approved by our stockholders and generally provide that if a change in control occurs, unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all outstanding stock awards will automatically accelerate and become fully vested and exercisable, as applicable. In addition, with respect to stock awards granted prior to the date of our annual stockholder meeting in 2009, each of which is referred to in this discussion as a Pre-2009 Award, in the event of a change in control where we are not the surviving corporation or survive as a subsidiary of another corporation, holders of Pre-2009 Awards will have the right to elect whether to have such awards assumed or substituted for comparable awards of the surviving corporation (or parent) or canceled in exchange for cash or common stock equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise price, as applicable. It is the Board of Directors’ belief that providing equity related change of control benefits should eliminate, or at least reduce, the reluctance of the Company’s executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the Company’s stockholders.
Other Benefits and Perquisites
We provide our regular full-time U.S. employees, including our NEOs based in the United States, with the opportunity to participate in broad based retirement, health, life insurance and disability plans. These benefits are available to our executives on the same terms and conditions as our other employees. We believe that these benefits are reasonable and consistent with, or less than, what our peer group offers its executive officers and helps us to attract and retain high quality executives. Our foreign-based employees receive benefits that are mandatory for their home countries, such as required contributions to social security funds. We do not sponsor any defined benefit pension plans or nonqualified deferred compensation plans for our NEOs based in the United States.
We offer only limited perquisites to our executive officers. In considering potential perquisites, the Compensation Committee compares the cost to us and the value of providing these benefits.
Other Compensation Practices
Equity Compensation Practices
Our practice has been to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•	annual equity grants to our NEOs are generally approved by the Compensation Committee on the first regularly scheduled meeting of the Compensation Committee during the first quarter of each year; and

•
new hire and promotion grants are generally approved by our stock option committee, which is currently composed of our Executive Vice President, Human Resources and Chief Financial Officer, and has been granted authority to grant stock options and other equity awards to non-executive employees of the Company in accordance with guidelines approved by the Compensation Committee, on the first business day of each fiscal quarter, unless another grant date is approved by the stock option committee.

Stock options are granted with an exercise price equal to the closing price of our common stock on the grant date. We do not purposely accelerate or delay the public release of material information in consideration of a pending equity grant.
Stock Ownership Guidelines
Our stock ownership guidelines for our executive officers and directors are designed to better align our executive officers’ and directors’ interests with our stockholders’ interests by promoting share ownership so that our executive officers and directors will have a significant financial stake in the Company. The ownership guidelines are based on a multiple of annual base salary or annual cash retainer. The required ownership levels under our stock ownership guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Annual Cash Salary
Other Executive Officers	1.5x Annual Cash Salary
Non-Employee Director	3x Annual Cash Retainer
For purposes of determining ownership under these guidelines we include shares of common stock actually owned and unvested restricted shares of our common stock Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our NEOs met our stock ownership guidelines as of December 31, 2013.
Compensation Recovery Policy
In November 2013, the Committee adopted the Volcano Corporation Incentive Compensation Recoupment Policy, or recoupment policy, which applies to certain executive officers, including the Company’s named executive officers. We believe that the recoupment policy ensures that our executives will act in the best interest of the Company and its stockholders and reflects best compensation practices. The recoupment policy became effective January 1, 2014 and will apply to cash and equity incentive compensation approved, awarded or granted to the executive officers after such date. Pursuant to the recoupment policy, in the event of a restatement of our financial results or an error in reporting our financial results where if a lower payment or award would have been made to such executive officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated or corrected financial results, then the affected executive officer will be required to return to the Company the full or partial portion of any cash or equity-based compensation paid to or received by such officer during the three-year period preceding the date of the accounting restatement that is greater than the amount that would have been paid or received had the financial results been properly reported.
As a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Prohibition Against Pledging and Hedging
Our insider trading policy prohibits our executives and other insiders from engaging in speculative trades, including purchases or sales of any derivative security of the Company, pledging of Company stock as a security or collateral for a loan or any other obligation, and any type of hedging transaction involving Company stock or any derivative security of the Company, or any other inherently speculative transaction involving Company stock.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) to $1 million per year per covered executive officer. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. We are mindful of the benefit to the Company and its stockholders of the full deductibility of compensation and have worked toward structuring a significant portion of our target total compensation package for executive officers as performance-based compensation. For example, in fiscal 2013, our Compensation Committee approved our 2013 long term incentive plan, granting performance-based RSUs as 25% of the target equity mix (increased to 50% in 2014) for the Chief Executive Officer and other selected senior executives. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.
Accounting Considerations
The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.
Risk Analysis of Our Compensation Program
Our Compensation Committee has reviewed our compensation plans and policies as generally applicable to our employees and believes that our plans and policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Board has considered, among other factors, the allocation of compensation among base salary and short- and long term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our short term incentive plan structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels), our executive stock ownership requirements, and the nature of our key performance metrics.

Summary Compensation Table
The following table sets forth certain summary information for the year indicated with respect to the compensation of our principal executive officer, principal financial officer and certain of our other executive officers for the year ended December 31, 2013. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”
SUMMARY COMPENSATION TABLE FOR 2013, 2012 AND 2011

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Bonus		All Other Compensation ($)		Total ($)
R. Scott Huennekens	2013	638,468		2,612,883		913,505		319,234			11,393	(7), (8), (10)	4,495,483
President and Chief	2012	585,750		1,987,484		672,919		557,369			22,945	(5), (8)	3,826,467
Executive Officer	2011	550,000		1,947,330		—		712,760			3,356	(6)	3,213,446
John T. Dahldorf	2013	381,282		793,799		277,528		95,321			4,016	(7), (10)	1,551,946
Chief Financial Officer	2012	349,800		562,476		190,440		168,549			551	(5)	1,271,816
	2011	318,270		581,670		—		269,000			41,371	(6), (9)	1,210,311
Jorge J. Quinoy	2013	336,730		250,232		87,495		146,489			17,272	(7), (8), (10)	838,218
President, U.S. & APLAC	2012	336,730		344,961		116,800		152,734			14,017	(5),(8)	965,242
Commercial Sales	2011	326,922		343,375		264,065		150,135			1,104	(6)	1,085,601
David Sheehan	2013	360,600		552,358		193,113		18,030			4,219	(7), (10)	1,128,320
Executive Vice President,	2012	350,097		603,703		204,808		175,049			11,742	(5), (8)	1,345,399
Operations and GM of Japan	2011	318,270		638,150		—		200,000			3,856	(6)	1,160,276
John Onopchenko	2013	301,605	(4)	—		349,992	(14)	103,200	100,000	(15)	233,637	(7), (13)	988,434
Executive Vice President,	2012	83,254	(4)	62,479	(11)	62,479	(12)	—			—		208,212
Strategy, BD and Integrations	2011	65,333	(4)	44,997	(11)	44,980	(12)	—			—		155,310

(1)
The amounts reported represent the grant date fair value of the RSU and PRSU awards granted to our named executive officers. For the PRSU awards, the grant date fair value reported was calculated based on the probable outcome of the performance conditions and maximum number of awards, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2014.

(2)
Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, or Black-Scholes, on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2014.

(3)
The amounts for 2013, 2012, and 2011 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2013, 2012 and 2011, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year. With respect to Mr. Quinoy, the amounts represent sales commissions earned in the fiscal years ended December 31, 2013, 2012 and 2011 pursuant to Mr. Quinoy’s sales commission plan and employment agreement.

(4)	The amounts for 2013, 2012 and 2011 include $43,605, $83,254 and $65,333 paid to Mr. Onopchenko as cash fees for his service on our Board of Directors in 2013, 2012 and 2011, respectively.

(5)	Includes matching contributions made by the Company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, Mr. Dahldorf, Mr. Sheehan, and Mr. Quinoy.

(6)	Includes matching contributions made by the Company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, Mr. Dahldorf, Mr. Sheehan, and Mr. Quinoy.

(7)
Includes matching contributions made by the Company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, Mr. Dahldorf, Mr. Onopchenko, Mr. Quinoy, and Mr. Sheehan.

(8)
Includes payments to, or on behalf of, this named executive officer and his spouse relating to their participation in our annual sales incentive award trips for high-performing members of our sales team. Participation by this named executive officer was part of his management responsibility and was intended to enhance the overall value and meaningfulness of the sales incentive award trips. this named executive officer participated in meetings and facilitated discussions during these trips regarding our business, products, culture, vision and strategy.

(9)	Includes $40,396 paid to Mr. Dahldorf in exchange for the reduction in his accrued paid time off balance.

(10)
Includes food and beverage related payments (pre-paid vending machine card) made to, or on behalf of, the following named executive officers: Mr. Huennekens, Mr. Dahldorf, Mr. Quinoy, and Mr. Sheehan. These pre-paid cards are provided to employees working at the Company's San Diego headquarters.

(11)	The amounts reported represent the grant date fair value of the RSU awards received for board service.

(12)	The amounts reported represent the grant date fair value of the stock options received for board service.

(13)	Includes the amount paid by the Company for Mr. Onopchenko's relocation expenses.

(14)	Represents Mr. Onopchenko’s new hire option grant.

(15)	Represents a one-time signing bonus paid in connection with Mr. Onopchenko's commencement of employment.

GRANTS OF PLAN-BASED AWARDS TABLE-FISCAL 2013

The following table summarizes grants of plan-based awards made to our named executive officers in 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Restricted Stock Units (#)(3)	All Other Stock Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Target ($)		Maximum ($)	Target (#)		Maximum (#)
R. Scott Huennekens	02/19/2013	638,468		1,276,936	35,965		53,948	70,944	117,874	25.40	3,490,546
	03/27/2013				—		—	987	1,640	25.40	35,842
John T. Dahldorf	02/19/2013	190,641		381,282	10,926		16,389	21,555	35,813	25.40	1,060,502
	03/27/2013				—		—	298	496	25.40	10,825
John Onopchenko	04/01/2013	137,600		344,000	—		—	—	52,790	22.03	349,992
Jorge J. Quinoy	02/19/2013	152,223	(6)	N/A	3,444	(6)	5,166	6,889	11,447	25.40	337,727
David Sheehan	02/19/2013	144,240		360,600	7,603		11,405	15,206	25,265	25.40	745,471

(1)
The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2013 pursuant to the STI Plan. The actual cash bonus award earned for the year ended December 31, 2013 for each named executive officer is set forth in the Summary Compensation Table above. The STI Plan requires that we achieve at least 80% of the 2013 Objectives in order for any bonus award payouts to occur. For a description of our STI Plan, see “Compensation Discussion and Analysis - 2013 Compensation Decision - 2013 Short-Term Incentive Plan.”

(2)
The actual award levels for 2013 LTIP determined by the Compensation Committee on February 12, 2014 for 2013 PRSUs was 92% of the target: Mr. Huennekens, 33,087 shares; Mr. Dahldorf, 10,051 shares; Mr. Quinoy, 3,168 shares; and Mr. Sheehan 6,994 shares.

(3)
The restricted stock unit awards were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our named executive officers in fiscal 2013, please see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - 2005 Equity Compensation Plan - Restricted Stock Awards and Restricted Stock Unit Awards” below.

(4)
These stock options were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2013, please see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Stock Options” below.

(5)
Represents the grant date fair value of each award determined in accordance with ASC 718. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 28, 2014.

(6)
Represents Mr. Quinoy's target incentive compensation upon achievement of 100% of his performance objectives, and is pro-rated for other achievement levels, as provided under Mr. Quinoy's employment agreement. The actual amount earned by Mr. Quinoy for the fiscal year ended December 31, 2013 was $146,489, and is in the form of sales commissions based on the total revenues generated by us from sales of IVUS and FM systems and disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Other Named Executive Officer Compensatory Agreements
We have entered into formal employment agreements with each of Messrs. Huennekens, Dahldorf, and Onopchenko. Mr. Sheehan does not have a written employment agreement with us and Mr. Quinoy’s previous employment agreement with us expired on December 9, 2013. For all executives, employment is “at-will,” which means that either we or they may terminate their employment at any time and for any reason. The employment agreements for each of the named executive officers set forth the executive's annual base salary and target bonus opportunity as of the date of the agreement, as well as the right to severance upon certain qualifying terminations of employment.
Annual Cash Incentive Awards
For 2013, Messrs. Huennekens, Dahldorf, Onopchenko and Sheehan were eligible to receive an annual cash incentive bonus pursuant to the STI Plan as determined by the Compensation Committee. For 2013, Mr. Quinoy was eligible to receive sales commissions and not eligible to receive cash incentives pursuant to the STI Plan. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.
Long Term Equity Incentive Awards
For 2013, Messrs. Huennekens, Dahldorf, Onopchenko, Quinoy and Sheehan were eligible to receive stock awards pursuant to the LTI Plan as determined by the Compensation Committee. For more information regarding our LTI Plan, please see the “Compensation Discussion and Analysis” above.

2005 Equity Compensation Plan

The stock options, RSUs and other stock-based awards granted to our named executive officers reflected in the summary compensation table and grants of plan based award table, were granted pursuant to our 2005 Equity Compensation Plan or the “2005 Plan”. The 2005 Plan was adopted in October 2005 and was amended by our Board of Directors in April 2007, April 2009, February 2011, March 2011 and February 2013 as approved by our stockholders in June 2007, July 2009, May 2011 and May 2013. A maximum of 21,572,558 shares have been reserved for issuance under the 2005 Plan, as amended.

During the year ended December 31, 2013, consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis,” the Compensation Committee approved the grant of (i) options to purchase an aggregate of 190,399 shares of our common stock on February 19, 2013 to our named executive officers (the exercise price for these options is $25.40 per share, the closing price of our common stock on February 19, 2013), (ii) options to purchase an aggregate of 2,136 shares of our common stock on March 27, 2013 to our named executive officers (the exercise price for these options is $25.40 per share, the closing price of our common stock on February 19, 2013, which was higher than the closing price of our common stock on March 27, 2013), (iii) options to purchase an aggregate of 52,790 shares of our common stock on April 1, 2013 to our named executive officers (the exercise price for these options is $22.03 per share, the closing price of our common stock on April 1, 2013), (iv) an aggregate of 171,890 RSUs to our named executive officers on February 19, 2013 and (v) an aggregate of 1,927 RSUs to our named executive officers on March 27, 2013, in each case under our 2005 Plan. The options referred to in clause (i) and (ii) of the preceding sentence vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the grant date. The options referred to in clause (iii) of the preceding sentence vest 25% on the first anniversary of the grant date remaining options vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the first year anniversary. The options expire seven years from the date of grant unless they are forfeited or expire earlier in accordance with their terms. 114,594 of the RSUs referred to in clause (iv) and 1,285 of the RSUs referred to in clause (v) will vest, if at all, 25% each year on the anniversary of the grant date, subject to the respective officers’ continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. 57,296 of the RSUs referred to in clause (iv) and 642 of the RSUs referred to in clause (v) will vest, if at all, with respect to the final determined number of awarded RSUs as determined by the Compensation Committee under the terms of the 2013 LTI Plan, as to 1/3rd vest on February 12, 2014, 1/3rd vest on December 31, 2014 and the final 1/3rd vest on December 31, 2015.

The 2005 Plan allows the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights.

Administration

Our Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Plan. Our Board of Directors has delegated administration of the 2005 Plan to our Compensation Committee. Subject to the terms of the 2005 Plan, the Board of Directors and/or the Compensation Committee will determine award recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the exercise or purchase price.

Repricing

The 2005 Plan expressly provides that we will not have the authority to reduce the exercise price of any outstanding stock options or stock appreciation rights or to cancel any outstanding stock options and stock appreciation rights that have an exercise price or strike price greater than the then current fair market value of the common stock in exchange for cash or the grant of other stock awards without the approval of the stockholders within 12 months prior to such event.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2005 Plan will vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2005 Plan may not exceed seven years. Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months after the date the service relationship ends. If an optionholder's service relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. Under the 2005 Plan, the stock option term may be extended in the event that sale of shares acquired upon exercise of the stock option following termination of service would be prohibited by the terms of our insider trading policy. In no event may a stock option be exercised after its original expiration date. If an optionholder's service relationship with us terminates for cause, unless otherwise explicitly provided under the terms of the optionholder's stock option agreement or other written agreement with us, the option will generally terminate immediately upon the date of such termination and may not be exercised after the date of termination of service.

Acceptable forms of consideration for the purchase of our common stock issued under the 2005 Plan may include cash, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, payment through a net exercise feature or other approved forms of legal consideration.

Generally, an optionholder may not transfer a stock option other than by will, the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options. In addition, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2005 Plan is 21,572,558 shares.

No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of our total combined voting power, or that of any affiliate, unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

In addition, no participant may be granted options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted under the 2005 Plan covering more than 1,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient's services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture in accordance with the vesting schedule determined at the time of grant. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Restricted stock unit awards will generally be settled by delivery of shares of our common stock, by cash or by a combination of cash and stock. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Stock appreciation rights will be subject to a vesting schedule determined at grant and will generally be settled in shares of our common stock, in cash or in a combination of the two. Unless the terms of a participant's stock appreciation rights agreement provide for earlier or later termination, if a participant's service relationship with us, or any affiliate of ours, ceases due to disability or death, the participant, or his or her beneficiary, may exercise any vested stock appreciation right for up to 12 months after the date the service relationship ends. If a stock appreciation right recipient's relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the recipient may generally exercise any vested stock appreciation right up to three months from cessation of service. If a stock appreciation right recipient's service relationship with us terminates for cause, the stock appreciation right will generally terminate immediately upon the date of such termination of service.

Performance Awards

The 2005 Plan provides for the grant of performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of specified performance goals. The length of any performance period, the performance goals to be achieved and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee or other qualified subcommittee of the Board of Directors. Performance goals will generally be established not later than 90 days into a performance period. As soon as administratively practicable following the end of the performance period, our Compensation Committee (or other qualified subcommittee of the Board of Directors) will certify in writing whether the performance goals have been satisfied. The maximum performance award that may be granted to any individual in a calendar year is 1,600,000 shares of our common stock with respect to performance stock awards and $1,000,000 with respect to performance cash awards. Performance goals under the 2005 Plan may be based on one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxviii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume; (xxxiv) market penetration goals; (xxxv) geographic business expansion goals; (xxxvi) achievement of specified acquisitions or divestitures; and (xxxvii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board of Directors.

Performance-based awards may be structured so that performance criteria may be measured, if determined by the Compensation Committee (or other qualified subcommittee of the Board of Directors) at the time an award is granted, as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to take into consideration the effects of any acquisitions, licensing transactions, divestitures or joint ventures; (7) to exclude the effect of any change in the outstanding shares of common stock of Volcano by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation, deferred compensation and/or the award of bonuses; and (9) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item such as litigation expenses and material corporate transactions such as mergers, acquisitions and divestitures that were not incorporated into Volcano's annual operating plan.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Corporate Transactions

In the event of certain significant corporate transactions, the Board of Directors has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•
arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash

•	consideration; and

•
arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board of Directors need not take the same action for each stock award.

Changes in Control

In the event of Volcano’s change in control, the plan administrator will provide written notice to each recipient of an equity award under the 2005 Plan. Unless determined otherwise by the plan administrator, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions on all restricted stock awards and restricted stock units will immediately lapse. In addition, with respect to stock awards granted prior to July 29, 2009, if, upon a change in control, Volcano is not the surviving corporation or survives only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within thirty (30) days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effectiveness of the transaction, in cash or shares of stock (as elected by the participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement.

Plan Amendments & Termination

We may amend or terminate the 2005 Plan at any time, although no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any further amendment to the 2005 Plan as required by applicable law or listing requirements. The 2005 Plan is set to expire on February 20, 2023.
Outstanding Equity Awards at 2013 Fiscal Year-End

The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
R. Scott Huennekens	160,000	(2)	—	19.11	1/24/2014	—		—
	50,491	(3)	—	13.69	2/3/2016	—		—
	95,833	(4)	4,167	19.07	2/5/2017	—		—
	28,726	(5)	33,951	28.73	2/27/2019	—		—
	24,557	(6)	93,317	25.40	2/19/2020	—		—
	307	(7)	1,333	25.40	3/27/2020	—		—
	—		—	—	—	12,500	(13)	273,125
	—		—	—	—	38,500	(14)	841,225
	—		—	—	—	34,589	(15)	755,770
	—		—	—	—	7,687	(16)	167,961
	—		—	—	—	70,944	(17)	1,550,126
	—		—	—	—	35,472	(18)	775,063
	—		—	—	—	987	(19)	21,566
	—		—	—	—	493	(19)	10,772
John T. Dahldorf	37,500	(8)	—	12.96	2/27/2015	—		—
	42,500	(3)	—	13.69	2/3/2016	—		—
	24,109	(4)	1,049	19.07	2/5/2017	—		—
	8,129	(5)	9,609	28.73	2/27/2019	—		—
	7,461	(6)	28,352	25.40	2/19/2020	—		—
	93	(7)	403	25.40	3/27/2020	—		—
	—		—	—	—	3,585	(13)	78,332
	—		—	—	—	11,500	(14)	251,275
	—		—	—	—	9,789	(15)	213,890
	—		—	—	—	2,176	(16)	47,546
	—		—	—	—	21,555	(17)	470,977
	—		—	—	—	10,777	(18)	235,477
	—		—	—	—	298	(19)	6,511
	—		—	—	—	149	(19)	3,256
John Onopchenko	8,000	(22)	—	21.07	06/07/2014	—		—
	20,000	(23)	—	21.07	06/07/2014	—		—
	5,569	(24)	—	21.06	07/29/2017	—		—
	4,289	(25)	—	26.50	05/02/2018	—		—
	5,689	(26)	—	28.49	05/23/2019	—		—
	—		52,790	22.03	04/01/2020	—		—
Jorge J. Quinoy	30,000	(3)	—	13.69	2/3/2016	—		—
	19,166	(4)	834	19.07	2/5/2017	—		—
	16,396	(9)	6,752	27.47	2/15/2018	—		—
	4,986	(5)	5,893	28.73	2/27/2019	—		—

	2,384	(6)	9,063	25.40	02/19/2020	—		—
	—		—	—	—	2,500	(13)	54,625
	—		—	—	—	6,250	(20)	136,563
	—		—	—	—	6,003	(15)	131,166
	—		—	—	—	1,334	(16)	29,148
	—		—	—	—	6,889	(17)	150,525
	—		—	—	—	3,444	(19)	75,251
David Sheehan	118,000	(10)	—	12.25	7/1/2015	—		—
	17,500	(3)	—	13.69	2/3/2016	—		—
	24,109	(4)	1,049	19.07	2/5/2017	—		—
	47,916	(4)	2,084	19.07	2/5/2017	—		—
	8,726	(5)	10,313	28.73	2/27/2019	—		—
	5,263	(6)	20,002	25.40	2/19/2020	—		—
	—		—	—	—	3,585	(13)	78,332
	—		—	—	—	10,000	(14)	218,500
	—		—	—	—	2,500	(21)	54,625
	—		—	—	—	10,506	(15)	229,556
	—		—	—	—	2,335	(16)	51,020
	—		—	—	—	15,206	(17)	332,251
	—		—	—	—	7,603	(19)	166,126
Darin Lippoldt	22,166	(11)	5,834	25.57	10/1/2017	—		—
	4,745	(9)	1,955	27.47	2/15/2018	—		—
	2,991	(5)	3,536	28.73	2/27/2019	—		—
	1,567	(6)	5,955	25.40	02/19/2020	—		—
	4,142	(6)	15,743	25.40	02/19/2020	—		—
	—		—	—	—	1,400	(20)	30,590
	—		—	—	—	3,602	(15)	78,704
	—		—	—	—	801	(16)	17,502
	—		—	—	—	4,527	(17)	98,915
	—		—	—	—	2,263	(19)	49,447
Michele Perrino	584	(12)	—	17.11	10/01/2015	—		—
	5,250	(4)	500	19.07	02/05/2017	—		—
	3,070	(9)	1,955	27.47	02/15/2018	—		—
	4,072	(5)	4,814	28.73	02/27/2019	—		—
	1,002	(6)	3,811	25.40	02/19/2020	—		—
	4,064	(6)	15,446	25.40	02/19/2020	—		—
	—		—	—	—	1,500	(13)	32,775
	—		—	—	—	1,700	(20)	37,145
	—		—	—	—	3,132	(15)	68,434
	—		—	—	—	2,952	(17)	64,501
	—		—	—	—	1,476	(19)	32,251

(1)
Stock options granted prior to 2010 may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of the Company that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers prior to 2010 that were outstanding as of December 31, 2013 were exercisable in full and are included in the table above.

(2)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.

(3)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 3, 2009.

(4)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 5, 2010.

(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2012.

(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 19, 2013.

(7)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on April 27, 2013.

(8)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.

(9)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on March 15, 2011.

(10)
The stock option vested as to 1/4th of the shares subject to the stock option on July 1, 2009 and the remaining stock option vested as to 1/36th of the shares subject to the stock option on each month commencing on August 1, 2009.

(11)
The stock option vested as to 1/4th of the shares subject to the stock option on October 1, 2011 and the remaining stock option vests as to 1/36th of the shares subject to the stock option on each month commencing on November 1, 2011.

(12)
The stock option vested as to 1/4th of the shares subject to the stock option on July 2, 2008 and the remaining stock option vests as to 1/36th of the shares subject to the stock option on each month commencing on August 2, 2008.

(13)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 5, 2011.

(14)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on April 14, 2012.

(15)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2013.

(16)
The performance restricted stock units vested as to 1/3rd of the shares of common stock subject to the restricted award on February 19, 2013, 1/3rd vested on December 31, 2013 and the final 1/3rd vest on December 31, 2014.

(17)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 19, 2014.

(18)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on March 27, 2014.

(19)
The performance restricted stock units vested as to 1/3rd of the shares of common stock subject to the restricted award on February 12, 2014, 1/3rd vested on December 31, 2014 and the final 1/3rd vest on December 31, 2015.

(20)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 15, 2012.

(21)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on May 3, 2012.

(22)	The stock option vested as to 1/12th of the shares subject to the stock option on each month commencing on July 7, 2007.

(23)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on July 7, 2007.

(24)	The stock option vested as to 1/12th of the shares subject to the stock option on each month commencing on August 29, 2010.

(25)	The stock option vested as to 1/12th of the shares subject to the stock option on each month commencing on June 2, 2011.

(26)	The stock option vested as to 1/12th of the shares subject to the stock option on each month commencing on June 23, 2012.
Option Exercises and Stock Vested During 2013
Set forth below is information regarding stock option exercises and stock vested for each of our named executive officers during the year ended December 31, 2013.
2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scott Huennekens	—	—	69,132	1,609,421
John T. Dahldorf	—	—	22,855	537,961
John Onopchenko	—	—	—	—
David Sheehan	—	—	21,523	496,657
Jorge J. Quinoy	45,000	212,823	30,161	753,852
Other Compensatory Arrangements
For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.
Potential Payments Upon Termination or Change in Control

Employment Agreements

We have entered into formal employment agreements with each of Messrs. Huennekens, Dahldorf, and Onopchenko. Mr. Sheehan does not have a written employment agreement with us and Mr. Quinoy’s previous employment agreement with us expired on December 9, 2013. For all executives, employment is “at-will,” which means that either we or they may terminate their employment at any time and for any reason. The employment agreements for each of the named executive officers set forth the executive's annual base salary and target bonus opportunity as of the date of the agreement, as well as the right to severance upon certain qualifying terminations of employment.
Messrs. Huennekens and Dahldorf
According to the employment agreements that were in place as of December 31, 2013 for each of Mr. Huennekens and Mr. Dahldorf, or the “Prior Agreements,” if Messrs. Huennekens or Dahldorf were terminated by us without cause or resigns for good reason, Messrs. Huennekens and Dahldorf would have received severance payments in installments over two years in an amount equal to two times then-current base salary, a pro-rated bonus for the year in which the termination occurred, two years of premiums for the cost of continuing health care coverage and two years of premiums for the cost of continuing non-health insurance premiums, all of which was subject to execution of a general mutual release. If this involuntary termination occurred immediately prior to or within 12 months following a change in control, these severance benefits would generally have been paid in a lump sum. In addition, we might have been required to pay an additional “gross-up” amount to Messrs. Huennekens and Dahldorf to the extent payments or benefits that they were entitled to receive constituted excess parachute payments as defined in Section 280G of the Internal Revenue Code. Under the Prior Agreements, the Company generally would have “cause” upon events such as: the executive's conviction of any felony or crime involving moral turpitude; knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies of the Company; failure or refusal to faithfully and diligently perform the executive's duties; unprofessional, unethical immoral or fraudulent conduct; conduct that materially discredits or was materially detrimental to the Company; or breach of the executive's confidentiality and information inventions agreement; and the executive generally would have “good reason” upon events such as a material change in duties or responsibilities, a material reduction in base salary, a material adverse relocation of the executive's primary work location, the failure of the Company to renew the term of the employment agreement, the material failure of the Company or any successor entity to perform its obligations under his employment agreement or the executive's resignation for any reason during the 60-day period following the date that is six months after a change in control of the Company. Upon a termination of employment due to disability, subject to the execution of a release of claims, Messrs. Huennekens and Dahldorf would have received cash severance, payable in installments over one year, in an amount equal to then-current base salary, a pro-rated bonus for the year in which the termination occurred, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums. In the event that either Mr. Huennekens or Mr. Dahldorf died while employed by us, their heirs would have received a lump sum severance payment in an amount equal to then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of premiums for the cost of continuing health care coverage and one year of premiums for the cost of continuing non-health insurance premiums, subject to the execution of a release of claims by their heirs.
On February 12, 2014, the Company entered into amended and restated employment agreements with Messrs. Huennekens and Dahldorf, the “Amended Employment Agreements,” which supersede the terms of the Prior Agreements. The Amended Employment Agreements provide for the following severance benefits if Messrs. Huennekens or Dahldorf is terminated without cause or resigns for good reason, as such terms are defined in the Amended Employment Agreements, or in the event that Messrs. Huennekens or Dahldorf terminate employment due to death or disability, each of which is referred to as a qualifying termination. In the event of a qualifying termination, the cash severance benefit for each of Messrs. Huennekens and Dahldorf will be: (i) the greater of (a) two times annual base salary plus two times target bonus or (b) two times annual base salary plus two times the highest bonus received in the two years prior to the qualifying termination, plus (ii) a pro-rata bonus amount for the year in which the termination occurs if a cash bonus would otherwise have been earned and payable for such year based on actual performance, plus (iii) two years of premiums for the costs of continuing life and disability insurance coverage following termination. The base salary and life and disability insurance premium cash severance benefits will generally be payable in installments over 24 months following the date of termination; provided, however, that if the qualifying termination occurs upon or within 12 months following a change in control, such cash severance benefits will instead be paid in a single lump sum. In all cases, the pro-rata bonus payment will be made in a lump sum on the same date such bonuses are payable to the Company’s other executives. The Company will also pay up to 24 months of continued group health insurance premiums on behalf of Messrs. Huennekens and Dahldorf and their eligible dependents upon a qualifying termination. The Amended Employment Agreements also provide that in the event of a qualifying termination, Messrs. Huennekens and Dahldorf will also receive 24 months accelerated vesting of any equity awards with time-based vesting. Additionally, the Amended Employment Agreements provide Messrs. Huennekens and Dahldorf with 100% accelerated vesting of all of their equity awards in the event of a qualifying termination that occurs within the period commencing 90 days prior to and ending 12 months following a change in control. The Amended Employment Agreements also provide that in the event of a termination of employment for any reason other than for cause, Messrs. Huennekens and Dahldorf will generally have a period of up to 12 months to exercise any vested options following the date of termination. The provision of any severance benefits under the Amended Employment Agreements is contingent upon Messrs. Huennekens’ and Dahldorf’s timely provision of an effective release of claims against the Company, and the timing of payment of the severance benefits is subject to any delay in payment required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. The Amended Employment Agreements contain a 280G”best after-tax” treatment provision and do not contain any 280G tax “gross-up” provision.
Mr. Onopchenko. On January 18, 2013, the Company entered into an employment agreement with Mr. Onopchenko. This employment agreement provides that Mr. Onopchenko is eligible to receive severance benefits upon the termination of his employment upon or within 12 months following a change in control, whether such termination is occasioned either by us without cause, or by him for good reason. As severance benefits, Mr. Onopchenko will receive a lump sum payment equal to six months of his base salary, continued COBRA premium payments for six months, and full vesting acceleration of any time-based vesting equity awards. The provision of any severance benefits under Mr. Onopchenko’s employment agreement is contingent upon his timely provision of an effective release of claims against the Company, his continuing compliance with his surviving confidentiality and related obligations, and potential delays in payment as required to avoid adverse tax consequences under Section 409A of the Internal Revenue Code.
Officer Change in Control Severance Benefit Plan. On February 11, 2014, the Compensation Committee approved the Company’s Officer Change of Control Severance Plan, or “Severance Plan”, for selected eligible officers, including the Company’s named executive officers. The Severance Plan provides for the payment of severance benefits to eligible officers whose employment is terminated within the period commencing 90 days prior to and ending 12 months following a Change of Control of the Company, either due to a termination without Cause or a resignation for Good Reason, as each such term is defined in the Severance Plan, and which is referred to as a Covered Termination. The Severance Plan does not supersede or replace any severance benefits provided under any existing individual employment agreement or severance agreement that would otherwise apply to an eligible officer upon a Covered Termination, but the benefits to be provided under the Severance Plan will be reduced by those benefits provided under any such individual arrangement. The Committee will designate those Company officers at or above the level of senior vice president who are eligible to participate in the Severance Plan. Currently, each of the named executive officers is eligible to participate. The Severance Plan provides that upon a Covered Termination, and provided the eligible officer timely provides the Company with an effective release of claims, he or she will be entitled to receive as severance benefits: (1) a lump sum cash payment equal to 100% of such officer’s annual base salary and target annual cash incentive bonus; (2) Company-paid premiums for continued group health insurance coverage for a period of 12 months following termination, and (3) immediate full vesting of all then-outstanding equity awards.
Stock Award Agreements. Under our stock award agreements, including those agreements with each of our named executive officers, if a change in control occurs, and unless otherwise determined by the Board of Directors prior to or in connection with such transaction, immediately prior to the effective time of the change in control, all such outstanding stock awards will automatically accelerate and become fully vested and exercisable, and any repurchase rights will immediately fully lapse. In addition, with respect to Pre-2009 Awards if, upon a change in control, the Company is not the surviving corporation or survives only as a subsidiary of another corporation, holders of Pre-2009 Awards will have the right to elect whether to have such awards assumed or substituted for comparable awards of the surviving corporation (or parent) or canceled in exchange for cash or common stock equal to the fair market value of the shares of common stock underlying such Pre-2009 Award, less any exercise price, as applicable. However, to the extent the Board determines that it is commercially unreasonable to provide for such an election with respect to one or more individuals, and such individual has not exercised his or her Pre-2009 Award prior to the effective time of the change in control, such individual will receive a cash payment for such award.
The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2013. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer's employment with us.
R. Scott Huennekens
The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2013, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment (1)	$1,276,936	$1,276,936		$—		$638,468	$638,468
Pro-Rated Bonus	638,468	638,468		—		638,468	638,468
Stock Option Vesting Acceleration (2)	—	11,584	(3)	11,584	(3)	—	—
Restricted Stock Units Vesting Acceleration (2)	—	4,395,608	(4)	4,395,608	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums (5)	58,054	58,054		—		29,027	29,027
Total	$1,973,458	$6,380,650		$4,407,192		$1,305,963	$1,305,963

(1)
If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens' then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal, monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in Mr. Huennekens’ then-effective employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his then-effective employment agreement.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(3)
The value of vesting acceleration is based on the $21.85 closing price of our common stock on December 31, 2013, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(4)	The value of vesting acceleration is based on the $21.85 closing price of our common stock on December 31, 2013, with respect to unvested restricted stock units.

(5)
The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

On February 11, 2014, the Compensation Committee adopted the Volcano Corporation Officer Change of Control Severance Benefit Plan, or severance plan, for selected eligible officers, including Mr. Huennekens. The benefits under the severance plan do not supersede the terms of any individual severance arrangement, and will not apply to the extent that application of the severance plan would result in duplicative benefits.
On February 12, 2014, the Company entered into an amended employment agreement with Mr. Huennekens which supersedes the terms of his prior employment agreements. The amended employment agreements provides for certain severance benefits if Mr. Huennekens is terminated without cause or resigns for good reason, as such terms are defined in his amended employment agreement, or in the event that Mr. Huennekens terminates employment due to death or disability, each of which is referred to as a qualifying termination.
John T. Dahldorf
The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2013, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment (1)	$762,564	$762,564		$—		$381,282	$381,282
Pro-Rated Bonus	390,814	390,814		—		390,814	390,814
Stock Option Vesting Acceleration (2)	—	2,916	(3)	2,916	(3)	—	—
Restricted Stock Units Vesting Acceleration (2)	—	1,307,264	(4)	1,307,264	(4)	—	—
280G Tax Gross Up	—	—		—		—	—
Insurance Payments and COBRA Premiums (5)	66,842	66,842		—		33,421	33,421
Total	$1,220,220	$2,530,400		$1,310,180		$805,517	$805,517

(1)
If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf's then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his then-effective employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his then-effective employment agreement.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

(3)
The value of vesting acceleration is based on the $21.85 closing price of our common stock on December 31, 2013, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.

(4)	The value of vesting acceleration is based on the $21.85 closing price of our common stock on December 31, 2013, with respect to unvested restricted stock units.

(5)
The portion comprised of non-health insurance premiums represents the expected average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

John Onopchenko
The following table describes the potential payments and benefits for Mr. Onopchenko upon employment termination or in a change of control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2013, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination	Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$—	$344,000	(1)	$—	$—	$—
Stock Option Vesting Acceleration	—	—	(2)	—	—	—
Restricted Stock Units Vesting Acceleration	—	—	(3)	—	—	—
COBRA Premiums (4)	—	6,684		—	—	—
Total	$—	$350,684		$—	$—	$—

(1)
If termination of employment occurs (i) on or within 12 months after a change in control, and (ii) on or before the first anniversary of Mr. Onopchenko’s hire date, the base salary payment shall be equal to 12 months of Mr. Onopchenko’s then-current annual base salary ($344,000) in the form of a lump sum payment. If termination of employment occurs (i) on or within 12 months after a change in control, and (ii) after the first anniversary of Mr. Onopchenko’s hire date, then the base salary payment shall be equal to six months of Mr. Onopchenko’s then-current annual base salary ($172,000) in the form of a lump sum payment.

(2)	Mr. Onopchenko did not have any unvested, in the money stock options as of December 31, 2013.

(3)	Mr. Onopchenko did not have any unvested restricted stock units as of December 31, 2013.

(4)
If termination of employment (i) occurs on or within 12 months after a change in control, and (ii) on or before the first anniversary of Mr. Onopchenko’s hire date, then the COBRA premium payment would be equal to premiums necessary to continue his health insurance coverage for 12 months. If termination of employment (i) occurs on or within 12 months after a change in control, and (ii) after the first anniversary of Mr. Onopchenko’s hire date, then the COBRA premium payment would be equal to premiums necessary to continue his health insurance coverage for 6 months.

On February 11, 2014, the Compensation Committee adopted the Volcano Corporation Officer Change of Control Severance Benefit Plan, or severance plan, for selected eligible officers, including Mr. Onopchenko. The benefits under the severance plan do not supersede the terms of any individual severance arrangement, and will not apply to the extent that application of the severance plan would result in duplicative benefits.
Jorge J. Quinoy
As of December 31, 2013, Mr. Quinoy was not party to any agreements, plans, contracts or arrangements that (i) discriminated in scope, terms or operations in favor of the executive officers of the Company; or (ii) were not available generally to all salaried employees.
On February 11, 2014, the Compensation Committee adopted the Volcano Corporation Officer Change of Control Severance Benefit Plan, or severance plan, for selected eligible officers, including Mr. Quinoy.
David Sheehan
As of December 31, 2013, Mr. Sheehan was not party to any agreements, plans, contracts or arrangements that (i) discriminated in scope, terms or operations in favor of the executive officers of the Company; or (ii) were not available generally to all salaried employees.
On February 11, 2014, the Compensation Committee adopted the Volcano Corporation Officer Change of Control Severance Benefit Plan, or severance plan, for selected eligible officers, including Mr. Quinoy.

COMPENSATION OF DIRECTORS

(1)
Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes values of Option Awards on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders' Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 28, 2014.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Restricted Stock Units ($) (1)(3)		Total ($)
Kieran T. Gallahue	60,000	62,494	62,493		184,987
Lesley H. Howe	75,000	62,494	62,493	(4)	199,987
Alexis V. Lukianov	66,101	62,494	62,493	(4)	191,088
Ronald A. Matricaria	100,000	87,491	87,484	(4)	274,975
Leslie Norwalk	63,875	62,494	62,493	(4)	188,862
Siddhartha Kadia	28,653	160,384	160,370		349,407
Roy T. Tanaka	75,000	62,494	62,493	(4)	199,987
Eric Topol	60,000	62,494	62,493		184,987
Daniel Wolterman	3,792	134,304	134,352		272,448

(1)
Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes values of Option Awards on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders'

Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on February 28, 2014.

(2)
The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2013 was as follows: Mr. Gallahue, options to purchase 10,840 shares; Mr. Howe, options to purchase 10,840 shares; Mr. Lukianov, options to purchase 10,840 shares; Mr. Matricaria, options to purchase 15,176 shares; Ms. Norwalk, options to purchase 10,840 shares; Mr. Kadia, options to purchase 24,650 shares; Mr. Tanaka options to purchase 10,840 shares; Dr. Topol, options to purchase 10,840 shares; and Mr. Wolterman, options to purchase 16,169 shares.

(3)
The aggregate number of shares subject to outstanding restricted stock units held by each of the directors listed in the table above as of December 31, 2013 was as follows: Mr. Gallahue 3,711 restricted stock units; Mr. Howe, 3,711 restricted stock units; Mr. Lukianov 3,711 restricted stock units; Mr. Matricaria, 5,195 restricted stock units; Ms. Norwalk 3,711 restricted stock units; Mr. Kadia, 8,108 restricted stock units; Mr. Tanaka, 3,711 restricted stock units; Mr. Topol, 3711 restricted stock units; and Mr. Wolterman, 5,849 restricted stock units.

(4)
Each of Messrs Howe, Lukianov, Matricaria, Norwalk, and Tanaka elected to defer distribution of all of the shares subject to the RSUs granted to each such director in 2013. As of the date of grant, the Company credited to a bookkeeping account maintained by the Company for each of such director's benefit the number of RSUs subject to such grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review of Related Party Transactions
Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of our Audit Committee, the Audit Committee, or another independent body of our Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.
Pursuant to our Code of Business Conduct and Ethics, all of our directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of our Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of our Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company as the Audit Committee, or such independent body of our Board of Directors, determines in the good faith exercise of its discretion.
Transactions with Related Persons
The following includes a summary of the transactions for the periods presented to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Aptus Endosystems, Inc. Series CC Preferred Stock Financing
In November 2013, we purchased 14,413,237 shares of Series CC Preferred Stock of Aptus Endosystems, Inc., a private company (“Aptus”), for an aggregate purchase price of $15 million in a preferred stock financing transaction pursuant to which Aptus raised an aggregate of $20 million. John Onopchenko, our Executive Vice President of Strategy, Business Development and Integrations, owns 33.33% of Synergy Life Science Partners, L.P. (“Synergy”), which, immediately prior to Aptus’ Series CC Preferred Stock financing, held 13.89% of Aptus’ outstanding capital stock on a fully-diluted basis. In addition, Synergy purchased 849,433 shares of Series CC Preferred Stock in Aptus’ Series CC Preferred Stock financing transaction for an aggregate purchase price of approximately $884,000. Immediately following Aptus’ Series CC Preferred Stock financing transaction, we held approximately 13% of Aptus’ outstanding capital stock on a fully-diluted basis and Synergy held approximately 11.8% of Aptus’ outstanding capital stock on a fully-diluted basis.

Product Sales to Memorial Hermann Health System
The Company has, as its customers, multiple entities that are affiliated with the Memorial Hermann Health Systems, a not-for-profit health system of hospitals and specialty programs and services, based in Texas. These customers accounted for an aggregate of approximately $388,000 of the Company's revenue in 2012, approximately $195,000 of the Company's revenue in 2013 and are expected to continue as customers of the Company going forward. Since 2002, Mr. Wolterman has served as the President and Chief Executive Officer of the Memorial Hermann Health Systems. Mr. Wolterman does not receive any direct benefit from the arrangements between the Company and its customers that are affiliated with the Memorial Hermann Health Systems. Any indirect benefit received by Mr. Wolterman relates to his position as an executive officer of Memorial Hermann Health Systems, for which it is not possible to approximate a dollar amount.
Executive Employment Agreements
We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Agreements, Change in Control Arrangements, and Other NEO Compensatory Agreements."
Director and Officer Indemnification
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of our directors. Our Bylaws provide that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of the Company. We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Volcano stockholders will be “householding” our proxy materials. A single set of annual meeting materials or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials or Notice of Internet Availability of Proxy Materials in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130 or (3) contact our Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of annual meeting materials or Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of annual meeting materials or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

DOCUMENTS INCORPORATED BY REFERENCE
As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.
 We incorporate by reference into this proxy statement the following documents filed with the SEC (Commission CIK# 0001354217), and any future documents that we file with the SEC prior to our special meeting, excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):
•Our Annual Report on Form 10-K for the year ended December 31, 2013 (file no. 000-52045)
 This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.
We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number:
Volcano Corporation
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130
(800) 228-4728

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Darin M. Lippoldt
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Dated: April 23, 2014
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130. The Annual Report on Form 10-K is also available at our website at http://www.volcanocorp.com.

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on April 11, 2014, at the 2014 annual meeting of stockholders to be held at Volcano Corporation headquarters, at 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130, on June 3, 2014, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
VOLCANO CORPORATION
June 3, 2014
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2014
The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter
are available at http://ir.volcanocorp.com/annual-proxy.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

âPlease detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES
AND “FOR” PROPOSAL 2 AND PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1	Election of the three directors nominated by the Board of Directors to hold office until the 2017 annual meeting of stockholders:				FOR	AGAINST	ABSTAIN
			2	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Volcano Corporation for the fiscal year ending December 31, 2014.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES:
		O Siddhartha Kadia, Ph.D.		To approve the following resolution:
		O Leslie V. Norwalk	3
O Daniel J. Wolterman
RESOLVED, that Volcano's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Volcano's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables
					☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” Proposal 2 and Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.